Exhibit 10.18
REIMBURSEMENT AGREEMENT
between
FIRST UNITED ETHANOL, LLC
and
SOUTHWEST GEORGIA FARM CREDIT, ACA
Dated as of November 30, 2006
$53,500,000
Mitchell County Development Authority,
Variable Rate Demand Taxable Economic Development Revenue Bonds
Series 2006 (First United Ethanol, LLC Project)
and
$29,000,000
Mitchell County Development Authority,
Variable Rate Demand Solid Waste Disposal Revenue Bonds
Series 2006 (First United Ethanol, LLC Project )

Prepared by:	Patrick F. Brown, Esq.
Nexsen Pruet Adams Kleemeier, PLLC
201 South Tryon Street, Suite 1200
Charlotte, North Carolina 28202
(phone) 704-338-5314
(fax) 704-338-5377

REIMBURSEMENT AGREEMENT
     THIS REIMBURSEMENT AGREEMENT is made as of the 30th day of November, 2006, by and between First United Ethanol, LLC, a Georgia limited liability company with its principal place of business at 2 West Broad Street, Camilla, Georgia 31730, (“Borrower") and Southwest Georgia Farm Credit, ACA, with offices at 411 West Broughton Street, Bainbridge, Georgia 39818 (the “Credit Provider").
BACKGROUND
     A. Simultaneously with the execution and delivery of this Agreement, the Mitchell County Development Authority (the “Authority") has issued its $29,000,000 Variable Rate Demand Solid Waste Disposal Revenue Bonds, Series 2006 (First United Ethanol, LLC Project ) (the “Tax Exempt Bonds”) and its $53,500,000 Variable Rate Demand Taxable Economic Development Revenue Bonds (First United Ethanol, LLC Project) (the “Taxable Bonds” and together with the Tax Exempt Bonds, the “Bonds"); and
     B. The Taxable Bonds and the Tax Exempt Bonds will be issued pursuant to separate Trust Indentures, each dated as of October 1, 2006, between the Authority and Wells Fargo Bank, N.A., as trustee (the “Trustee”) (each a “Trust Indenture” and together the “Trust Indentures”); and
     C. The proceeds derived from the sale of the Bonds will be loaned to the Borrower pursuant to two Loan Agreements (one for loaning the proceeds of the Tax-Exempt Bonds and another for the loan of the proceeds of the Taxable Bonds), each dated as of October 1, 2006 between the Borrower and the Authority (each a “Loan Agreement” and together the “Loan Agreements”); and
     D. The Bonds are being issued to provide funds, together with other available funds, to (a) pay a portion of the costs of construction of a one hundred (100) million gallons per year, natural gas-fired dry grind ethanol production facility, to be known as the First United Ethanol Facility, and located at Camilla, Georgia (the “Project”), (b) pay a portion of the interest accruing on the Bonds during construction of the Project, (c) fund a debt service reserve fund for the benefit of the Bonds and (d) pay certain costs incurred in connection with the issuance of the Bonds; and
     E. As security for the Bonds, the Borrower has requested Credit Provider to issue, to and for the benefit of the Trustee and for the account of Borrower, two Irrevocable Direct-Pay Letters of Credit; Letter of Credit No. 050-011-574509-02, in the stated amount of $29,866,028 to secure the Tax-Exempt Bonds (“Letter of Credit A”), and Letter of Credit No. 050-011-574509-01 in the stated amount of $55,097,672 to secure the Taxable Bonds (“Letter of Credit B” ) (individually a “Letter of Credit” and together the “Letters of Credit”); and
     F. Payment of all obligations under this Agreement will be secured by the pledge of and first lien on all assets of Borrower; and
     G. Credit Provider is willing to issue the Letters of Credit, to and for the benefit of the Trustee and for the account of Borrower, on the terms and subject to the conditions set forth below.
     NOW, THEREFORE, in consideration of the foregoing and of the covenants and mutual agreements set forth below, and intending to be legally bound, the parties agree:
ARTICLE I
DEFINITIONS AND OTHER TERMS
     SECTION 1. Certain Defined Terms. In addition to other terms defined elsewhere in this Agreement, the following terms as used in this Agreement shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          1.1.1 2006 Financial Statements means the Unaudited Quarterly Financial Statements for the period ending September 30, 2006.
          1.1.2 Action has the meaning given to that term in Section 5.05.
          1.1.3 Advance Rate means the annual “Prime Rate”, as published in The Wall Street Journal under the heading “Money Rates”, plus two and one-half percent (2 1/2%), or the three months LIBOR Rate plus five and one-quarter percent (5.25%), in each case as such rate is stated on the date of determination.
          1.1.4 Agreement means this Reimbursement Agreement, as the same may be amended or supplemented from time to time.
          1.1.5 Audited Financial Statements means the audited annual financial statements of Borrower for the applicable period, prepared in accordance with GAAP.
          1.1.6 Authority means the Mitchell County Development Authority, Mitchell County, Georgia.
          1.1.7 Bankruptcy Code means the federal Bankruptcy Code, 11 U.S.C. §101 et seq., as amended and supplemented from time to time
          1.1.8 Bond Documents means, collectively, the Trust Indentures, the Loan Agreements, the Tax-Exempt Bonds and the Taxable Bonds, the Tax Agreement (as described in the Trust Indenture for the Tax-Exempt Bonds), the Bond Purchase Agreement, dated November 30, 2006 between the Authority and, W.R. Taylor & Company, LLC as underwriter, and all other documents described under the definition of Bond Documents in the Loan Agreements.
          1.1.9 Bonds means as defined in the Background of this Agreement.
          1.1.10 Borrower means First United Ethanol, LLC, a limited liability company organized under the laws of the State of Georgia and having its principal office in Camilla,

Georgia, its successors and assigns.
          1.1.11 Business Day means any day other than: (i) a Saturday or a Sunday, (ii) a legal holiday, a day on which bank institutions in the State of Georgia or the city in which the principal office of the Trustee or Credit Provider are authorized to remain closed; or (iii) a day on which the New York Stock Exchange is closed.
          1.1.12 Closing Date means the date on which all conditions to closing have been satisfied and the Bonds have been authorized and issued.
          1.1.13 Code means the Internal Revenue Code of 1986, as the same may be amended from time to time, the regulations issued thereunder and the published interpretations thereof.
          1.1.14 Collateral means all property, both real and personal, pledged as security under this Agreement, the Deed to Secure Debt and under the Pledge, Security Agreement and all funds held in any account or fund established or maintained pursuant to this Agreement and funds held under the Trust Indentures subject to the terms thereof.
          1.1.15 Confirming Letter of Credit means the Letter of Credit or Letters of Credit issued by Wachovia Bank, N.A., (the “Confirming Bank”) which confirms the Letters of Credit, or any substitute confirming Letter(s) of Credit issued by any other financial institution.
          1.1.16 Consolidated Audited Financial Statements means the consolidated audited annual financial statements of Borrower for the applicable period, prepared in accordance with GAAP.
          1.1.17 Construction Contract means the Lump Sum Design-Build Agreement between Borrower and Fagen, Inc. (“Builder”) dated November 16, 2006, together with all amendments thereto which have been approved in writing by Credit Provider.
          1.1.18 Credit Facility Agreement means the agreement by that name between Borrower and the Credit Provider, dated the date hereof, pursuant to which the Credit Provider will make available to Borrower the Line of Credit.
          1.1.19 Credit Provider means Southwest Georgia Farm Credit, ACA, an agriculture credit association organized under the laws of the United States and having its principal office in Bainbridge, Georgia, its successors and assigns.
          1.1.20 Deed to Secure Debt means the Deed to Secure Debt, Assignments of Rents, Profits and Income dated as of the date hereof, whereby Borrower for the benefit of the Credit Provider, has granted a first priority mortgage lien on the Project and the Property as Security for Borrower’s obligations hereunder.
          1.1.21 Default Rate means the applicable Advance Rate plus an additional two percent (2%).

          1.1.22 Drawing means a drawing under either Letter of Credit.
          1.1.23 Environmental Indemnification Agreement means the agreement by that name between the Borrower and the Credit Provider dated the date hereof whereby the Borrower agrees to indemnify the Credit Provider and other parties for any environmental liabilities.
          1.1.24 Environmental Laws means any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.
          1.1.25 ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations and published interpretations thereof.
          1.1.26 ERISA Affiliate means any trade or business, whether or not incorporated, which together with Borrower would be treated as a single employer under Section 4001 of ERISA.
          1.1.27 Event of Default has the meaning given to that term in Section 7.01.
          1.1.28 FASB means the Financial Accounting Standards Board.
          1.1.29 Fiscal Year means the fiscal year of Borrower.
          1.1.30 GAAP means generally accepted accounting principles as in effect in the United States of America from time to time, as consistently applied.
          1.1.31 Governmental Authorities means all federal, state, county and local governmental authorities having jurisdiction over Borrower, the Credit Provider, the Property or the Project, including any court, department, board, bureau, agency or instrumentality.
          1.1.32 Hazardous Substances means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (b) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) its presence requires investigation or remediation under an Environmental Law or common law; (d) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (e) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

          1.1.33 Indebtedness means all indebtedness of a Person for borrowed money (including, with respect to Borrower, reimbursement obligations under this Agreement and any other Letters of Credit), all installment sales, conditional sales, and capital lease obligations which are capitalized under GAAP, and all guaranties of Indebtedness of another Person.
          1.1.34 Initial Expiry Date and Final Expiry Date shall each have the meaning given in Section 2.01.
          1.1.35 Letter of Credit A, Letter of Credit B and Letters of Credit have the meaning given to each such term in the Background of this Agreement.
          1.1.36 Letter of Credit Fee has the meaning given to that term in Section 2.05.
          1.1.37 LIBOR Rate means the London Interbank Offering Rate (LIBOR), adjusted for customary reserves, as published on the date of determination in the Wall Street Journal.
          1.1.38 Licenses has the meaning given to that term in Section 5.11.
          1.1.39 Line of Credit means the revolving line of credit financing in the maximum amount of $11,000,000, made available by Credit Provider to Borrower for working capital and other purposes under the terms of the Credit Facility Agreement.
          1.1.40 Loan Agreements has the meaning given to that term in the Background of this Agreement.
          1.1.41 Long Term Indebtedness means Indebtedness that has an original maturity of greater than one year (including Indebtedness that is renewable at the option of such Person for a period greater than one year from the date of original issue thereof).
          1.1.42 Multi-employer Plan means a Plan described in Section 4001(a)(3) of ERISA that covers employees of Borrower or of an ERISA Affiliate.
          1.1.43 Official Statement means the Official Statement used in connection with the offering and sale of the Tax-Exempt Bonds and the Taxable Bonds.
          1.1.44 PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          1.1.45 Person means an individual or a corporation, limited liability company, partnership, trust or other entity.
          1.1.46 Plan means any plan established, maintained, or to which contributions have been made, by Borrower or by an ERISA Affiliate of Borrower.

          1.1.47 Pledge and Security Agreement means the Pledge and Security Agreement of even date hereof, pursuant to which Borrower has granted a security interest to Credit Provider on all personal property of Borrower as additional security for its obligations hereunder.
          1.1.48 Pledged Bonds means Bonds purchased pursuant to the optional or mandatory tender provisions of the Indenture with money drawn under the Letter of Credit.
          1.1.49 Potential Default means any event or condition, which with notice or the passage of time, or both, would constitute an Event of Default.
          1.1.50 Prohibited Transaction means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
          1.1.51 Project has the meaning given to that term in the Background of this Agreement.
          1.1.52 Project Fund means the fund established under each Trust Indenture by that name under which proceeds of the Bonds will be deposited and withdrawn for the construction of the Project.
          1.1.53 Property means the fee simple interest of Borrower in its real property, the Project and all facilities and personal property, which is subject to a lien and security interest pursuant to the Deed to Secure Debt and the Pledge and Security Agreement.
          1.1.54 Reimbursement Documents means this Agreement, the Reimbursement Agreement Note, the Deed to Secure Debt, the Pledge and Security Agreement and the Environmental Indemnification Agreement.
          1.1.55 Reimbursement Agreement Note means the promissory note, dated as of the date of this Agreement, delivered by Borrower to Credit Provider pursuant to Section 2.04.
          1.1.56 Reportable Event means any of the events given to that term in Section 4043 of ERISA.
          1.1.57 Stated Amount has the meaning given to that term in each Letter of Credit as applicable.
          1.1.58 [Reserved]
          1.1.59 Subordinate Bonds means the $10,000,000 Revenue Bonds (First United Ethanol, LLC Project), Series 2006 issued by the Mitchell County Development Authority.
          1.1.60 Subsidiary means a corporation or other business entity under common control with Borrower. For this purpose, “common control” means (a) the power of one such entity to elect the majority of the governing body or members of the other, or (b) the same entity has the power to elect the governing body or members of Borrower and such entity. The power to elect the governing body or members may be exercised directly, or indirectly through one or more subsidiaries.
          1.1.61 Trust Indenture(s) has the meaning given to that term in the Background of this Agreement and shall refer to the Trust Indenture applicable to the Tax-Exempt Bonds and to the Taxable Bonds as the context indicates.
          1.1.62 Trustee has the meaning given to that term in the Background of this Agreement and includes any successor trustee under the Trust Indenture to which the Letters of Credit are transferred in accordance with its terms.
          1.1.63 Unaudited Financial Statements means unaudited financial statements of Borrower for the applicable fiscal quarter, prepared in accordance with GAAP.
          1.1.64 Uniform Commercial Code means the Uniform Commercial Code of the State of Georgia, as the same may be amended from time to time.
     SECTION 1.02. Accounting and Other Terms.
          (a) All accounting terms not specifically defined in this Agreement shall be construed, and all calculations with respect to accounting or financial matters shall be computed, in accordance with GAAP, applied in a consistent manner. All financial matters and accounting terms used in this Agreement with respect to Borrower shall be in accordance with GAAP.
          (b) All terms used and not otherwise defined in this Agreement that are defined in the Uniform Commercial Code shall have the meanings given to them in the Uniform Commercial Code.
ARTICLE II
LETTERS OF CREDIT
     SECTION 2.01. The Letters of Credit. Subject to the terms and conditions of this Agreement, including the execution and delivery of the Reimbursement Agreement Note, as provided in Section 2.04, Credit Provider agrees to issue and deliver to the Trustee, on the Closing Date, Letter of Credit A in the form attached hereto as Exhibit 2.01A and Letter of Credit B in the form attached hereto as Exhibit 2.01B. Each Letter of Credit shall be issued to and for the benefit of the Trustee and for the account of Borrower. Each Letter of Credit shall expire on the close of business of the Credit Provider on November 30, 2007 (“Initial Expiry Date”). Provided however, such expiration date shall be automatically extended for up to six (6) one-year periods unless at least 60 days prior to the Initial Expiry Date, or at least 60 days prior to any succeeding anniversary of the Initial Expiry Date, the Credit Provider provides written notice to the Trustee that the expiration date shall not be extended, in which event such Letter of Credit shall expire on the Initial Expiry Date or the next succeeding anniversary thereof. Notwithstanding the foregoing, in no event shall the expiration date extend beyond the close of business of Credit Provider on November 30, 2013 (the “Final Expiry Date”). The giving of such notice shall be within the sole and absolute discretion of Credit Provider. Upon the request of Borrower, Credit Provider may, in its sole discretion, issue one or more additional Letters of Credit, each of which shall be issued in a form acceptable to Credit Provider and shall be subject to the terms of this Agreement and such additional terms and conditions as Credit Provider may require.
     Notwithstanding the foregoing, any extension of the Initial Expiry Date shall be conditioned upon a corresponding extension of the expiration date of the corresponding confirming Letter of Credit.
SECTION 2.02. Reimbursement, Security and Other Payments.
          (a) In accordance with and subject to the Reimbursement Agreement Note, after the honoring by Credit Provider of a Drawing under a Letter of Credit, Borrower shall pay to Credit Provider (through the Trustee as provided below), immediately upon such draw: (i) an amount equal to the amount so drawn under the applicable Letter of Credit, plus (ii) interest on any and all amounts unpaid by Borrower when due from the date such amounts become due until payment in full, calculated in accordance with the Reimbursement Agreement Note and the provisions of Section 2.06. Such payments shall be made to the Trustee for the applicable Bonds, with corresponding payments by the Trustee to the Credit Provider. Notwithstanding the foregoing, the Credit Provider may, at any time, request (by written notice to Borrower and the Trustee) that reimbursement payments be made directly from Borrower to the Credit Provider. In addition, Credit Provider may submit monthly invoices to Borrower for the monthly portion of interest that is expected to be due on the next Interest Payment Date for the Bonds (as defined in the Trust Indentures). Borrower shall pay to Credit Provider the amounts so invoiced immediately upon receipt thereof. Failure to provide any invoice shall not effect Borrower’s obligations to pay any amounts due hereunder.
          (b) Credit Provider shall have the right, in its sole discretion, to be reimbursed immediately after honoring a Drawing by debiting any account of the Borrower held with Credit Provider or any corresponding financial institution. Moreover, Credit Provider shall have the right, in its sole discretion, on any payment date under the Reimbursement Agreement Note, to debit Borrower’s accounts with Credit Provider or corresponding financial institution in an amount equal to the amount due and payable on such date.
          (c) Payment of all amounts required to be reimbursed or paid to Credit Provider pursuant to this Agreement and the Reimbursement Agreement Note shall be secured at all times by the Collateral. In additional to all other rights and remedies hereunder, Borrower hereby expressly authorizes Credit Provider to apply any or all funds on deposit in the Debt Service Reserve Account (as defined in Section 2.10) against any payments then due immediately upon any failure by Borrower to pay such amounts.
          (d) If any enactment, promulgation or adoption of, or change in (i) any law, regulation or rule, or (ii) the interpretation or administration thereof by any Governmental Authorities, central bank or comparable agency charged with such interpretation or administration, or (iii) compliance by Credit Provider with any request or directive (whether or not having the force of law) of any such Governmental Authorities, central bank or comparable agency applicable to the banking industry generally shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement (including a request or requirement which affects, the manner in which Credit Provider allocates reserves to its commitments, including its obligations under this Agreement and the Letters of Credit), (B) subject Credit Provider to any tax, assessment or surcharge or change the basis of taxation of Credit Provider (other than a change in a rate of tax based on overall net income of Credit Provider), or (C) impose on Credit Provider any other condition regarding any of the Reimbursement Documents, and if the result of any event referred to in clause (i), (ii) or (iii) shall be to increase the direct or indirect costs to Credit Provider or reduce the amounts receivable by Credit Provider under this Agreement (which increase in costs or reduction in amounts receivable shall be determined by Credit Provider’s reasonable allocation of such cost increase or reduction in amounts receivable resulting from such event), then within ten (10) Business Days after demand by Credit Provider, Borrower shall pay to Credit Provider, from time to time as specified by Credit Provider, additional amounts that in the aggregate shall be sufficient to compensate Credit Provider for any such costs or reduction in amounts receivable. A certificate setting forth in reasonable detail such increased costs incurred or reduction in amounts receivable by Credit Provider as a result of any event mentioned in clause (i), (ii) or (iii) shall be submitted by Credit Provider to Borrower, and such certificate shall be conclusive evidence, as to the amount(s) thereof, absent manifest error.
     SECTION 2.03. Reduction and Termination of the Letters of Credit.
          (a) The Stated Amount, Principal Portion and Interest Portion of each Letter of Credit (as such terms are defined in each Letter of Credit) shall be subject to reduction as provided in each Letter of Credit.
          (b) Upon receipt of a written certificate by Credit Provider from Trustee in the form attached to each Letter of Credit that the Borrower’s obligations for which such Letter of Credit has been issued have been partially or fully satisfied, the Stated Amount of such Letter of Credit and the respective Available Amount shall be permanently reduced by the amount set forth in such certificate.
          (c) If the Stated Amount of either Letter of Credit shall be permanently reduced in part, Credit Provider shall then have the right to require the Trustee to surrender the applicable Letter of Credit to the Credit Provider on or after the effective date of such reduction of the Stated Amount and to accept on such date an amended Letter of Credit or substitute Letter of Credit, dated such date, in a Stated Amount equal to the amount to which the Stated Amount shall have been so reduced, but otherwise having terms identical to the then outstanding Letter of Credit, except for such changes in dollar amount corresponding to such permanent reduction.
          (d) Upon the earliest of (i) receipt of a written notice by Credit Provider from the Trustee that Borrower’s obligations under the applicable Bonds for which a Letter of Credit has been issued have been satisfied in full; (ii) the making of the final drawing available to be made under a Letter of Credit; and (iii) the Initial Expiry Date (subject to extension(s)) or the Final Expiry Date, such Letter of Credit shall automatically terminate and be delivered to Credit Provider for cancellation.
     SECTION 2.04. Reimbursement Agreement Note.

          (a) The obligations of Borrower under this Agreement shall be evidenced by a note (the “Reimbursement Agreement Note"), in the form attached as Exhibit 2.04, in the original face amount of $84,963,700, plus accrued interest, which shall be executed and delivered by Borrower to Credit Provider on the Closing Date. The principal amount outstanding under the Reimbursement Agreement Note at any time shall bear interest as provided in Section 2.06 hereof.
          (b) Borrower hereby authorizes Credit Provider to maintain books and records of all amounts owing and paid under the Reimbursement Agreement Note and may attach a schedule to the Reimbursement Agreement Note with the date and amount of each Drawing under a Letter of Credit and the date and amount of each payment made in connection with any such Drawing and any other information provided for on such schedule; provided, however, that the failure of the Credit Provider to provide or annotate such schedule shall not in any manner affect the obligation of Borrower to reimburse Credit Provider in accordance with the terms of this Agreement and the Reimbursement Agreement Note. The records of Credit Provider as to the reimbursement obligations of Borrower shall be conclusive evidence, in the absence of manifest error, of the reimbursement obligations of Borrower. All obligations under the Reimbursement Agreement Note and other Reimbursement Documents shall be secured by the Collateral, which shall also secure the Line of Credit.
     SECTION 2.05. Fees.
          (a) In consideration of Credit Provider’s agreement to make available the Letters of Credit under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which Borrower hereby acknowledges, Borrower agrees to pay to Credit Provider the following fees;
(i) Origination Fees: At closing, an Origination Fee equal to 100 basis points of the original aggregate Stated Amount of the Letters of Credit and the original amount of the Line of Credit.
(ii) Letter of Credit Fees: At closing and annually on each anniversary of the Closing Date, a Letter of Credit Fee equal to 350 basis points on the aggregate Stated Amount of the Letters of Credit, as renewed, payable in advance to the Credit Provider plus the fee charged by the provider of the confirming Letter of Credit equal to 33 basis points on the aggregate Stated Amount of the Confirming Letters of Credit and expenses of the Confirming Bank related thereto. In addition, the Borrower shall pay to the Credit Provider an administration fee in the amount of $300 upon each draw made under each Letter of Credit.
(iii) Servicing Fees: Annual Servicing fee of 7.5 basis points on the aggregate Stated Amount of the Letters of Credit, payable on each anniversary of the Closing Date, beginning in 2008, based on the aggregate stated amounts of the Letters of Credit at the time payment is due.
(iv) Upon the occurrence of an Event of Default and the continuation thereof after any applicable notice and cure periods, and in addition to all other rights and remedies hereunder, the Letter of Credit Fee shall be increased by 50 basis points for the thirty-day period following such Event of Default and cure period, if any, and if such Event of Default is not cured within such thirty-day period, the Letter of Credit Fee shall increase by an additional 50 basis points (for a total increase of 100 basis points) and shall remain in effect until such Event of Default has been cured to the satisfaction of Credit Provider. The increased amount of the Letter of Credit Fee shall be due and payable upon demand by Credit Provider.
          (b) On the Closing Date, Borrower shall pay to Credit Provider via immediately available funds, the Origination Fee and the Letter of Credit Fees and shall pay to the Confirming Bank the fee for the Confirming Letters of Credit. Thereafter, the Letter of Credit Fees, fees for the Confirming Letters of Credit and the Servicing Fees shall be due and payable in advance on or before each anniversary date of the issuance of the Letters of Credit. All fees shall be fully earned upon payment and are non-refundable.
     SECTION 2.06. Interest.
          (a) All amounts due to Credit Provider under this Agreement (including all amounts due under the Reimbursement Agreement Note) shall be accompanied by interest thereon from the date such payment is due until paid in full, at an annual rate equal to the Advance Rate. Borrower may select the Advance Rate (see definition) to be used to calculate interest accrued by notifying Credit Provider in writing of its selection, which shall be effective for interest accruing from and after receipt of said notice by Credit Provider. In the absence of such election, the Advance Rate shall be based on the Prime Rate plus 2.5%. Interest on outstanding principal amounts shall be due at the time of payment in full of the principal amount. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed. The rate of interest shall change automatically and simultaneously as often as each change in the Advance Rate occurs.
          (b) Interest accruing from and after the occurrence of an Event of Default under Sections 7.01(a) or (b) shall accrue on amounts due under this Agreement (including all amounts due under the Reimbursement Agreement Note) until paid at an annual rate (before and after judgment) equal to the Default Rate.
     SECTION 2.07. Quarterly Free Cash Flow Payments and Redemption of Bonds.
          (a) Borrower shall deposit with Credit Provider (or an account designated by Credit Provider) payments in an amount equal to the applicable Cash Sweep Percentage of the available Free Cash Flow (if any) of the Borrower during the quarter, provided that if such installment would result in a covenant default under this Agreement, the amount of the installment shall be reduced to an amount which would not result in a default. Sweep amounts shall be reconciled annually based upon the audited annual financial statements of Borrower.
          (b) Free Cash Flow shall be defined as the Borrower’s net income for the quarter before taxes plus the respective depreciation and amortization expense minus allowed capital expenditures for fixed assets minus allowed distributions to members (excluding Additional Member Distributions) and minus regular scheduled principal and interest installments on the Bonds pursuant to Section 6.28 hereof and on the Subordinate Bonds.
          (c) The applicable Cash Sweep Percentage shall be determined based on the matrix attached hereto as Exhibit 2.07 and shall be subject to change annually based on the Borrower’s Equity Ratio.
          (d) Each payment of Free Cash Flow shall be made by Borrower within five (5) days after the completion of each fiscal quarter of Borrower.
          (e) Simultaneously with the payment of Free Cash Flow to Credit Provider, Borrower shall provide written notice to the Trustee to optionally redeem an amount of Taxable Bonds (until they are paid in full) and Tax Exempt Bonds corresponding to such payment on the next Interest Payment Date as set forth in the applicable Trust Indenture. Borrower shall direct the optional redemption of Taxable Bonds equal to the amount of Free Cash Flow each quarter, and upon the payment in full of the Taxable Bonds, Borrower shall direct the optional redemption of Tax Exempt Bonds equal to the amount of Free Cash Flow each quarter.
          (f) Payments of Free Cash Flow shall be retained by Credit Provider in a segregated account and shall be used to reimburse the Credit Provider for draws under the Letters of Credit for the associated redemption of Bonds. Notwithstanding the forgoing, all obligations to pay principal and interest on the Bonds, including but not limited to, redemption payments, shall remain an obligation of Borrower and not of Credit Provider. All such funds deposited with Credit Provider shall also constitute additional Collateral for the benefit of Credit Provider as security for Borrower’s payment obligations under the Reimbursement Agreement Note and all other obligations under this Agreement and the other Reimbursement Documents.
     SECTION 2.08. Obligations Absolute; No Defense or Set-Off. The obligations of Borrower to make the payments under this Agreement and the Reimbursement Agreement Note shall be absolute and unconditional, without set-off or counterclaim of any kind whatsoever and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including: (a) any lack of validity or enforceability of any of the Reimbursement Documents or the Bond Documents; (b) any amendment or waiver of, or any consent to, or departure from, any of the Reimbursement Documents or the Bond Documents; (c) the existence of any claim, set-off or other right which Borrower may have at any time against Credit Provider, the Authority, the Trustee (or any Persons for whom the Trustee may be acting) or any other Person, whether in connection with any related transactions described in this Agreement, or any unrelated transactions; (d) any failure to complete the construction or equipment of the Project or any acts or circumstances that may constitute failure of consideration, impairment or loss of the Project, destruction of or damage to the Property, or commercial frustration of purpose; or (e) failure of Credit Provider, the Authority or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Bond Documents; it being the intention of the parties that the payments required by this Agreement and the Reimbursement Agreement Note will be paid in full when due without any delay or diminution whatsoever;

provided, however, that nothing in this section shall prevent Borrower from asserting any defense which Borrower may have against Credit Provider by virtue of Credit Provider’s breach of this Agreement. Borrower understands and agrees that no payment by Borrower or any third party under any other agreement (whether voluntary or otherwise) shall constitute a defense to its obligations under this Agreement, except to the extent that Credit Provider has received payment in full of all obligations owing by Borrower to Credit Provider under this Agreement.
     SECTION 2.09. Pledged Bonds.
          (a) As additional security for the payment and performance of the obligations of Borrower under this Agreement, the Reimbursement Agreement Note and other Reimbursement Documents, Borrower hereby pledges, assigns, hypothecates and transfers to the Credit Provider all its rights, titles and interests in the Pledged Bonds, and does hereby grant to the Credit Provider a security interest in the Pledged Bonds and all amounts payable thereon and the proceeds thereof. All books and records pertaining to the ownership of the Pledged Bonds shall state that the Credit Provider has a first priority lien on said Pledged Bonds. Borrower shall cause all Pledged Bonds to be delivered to the Credit Provider or its agent immediately upon its request.
          (b) If the Credit Provider is reimbursed in full for the purchase price of all Pledged Bonds, the Pledged Bonds shall, if no Event of Default exists, be released from the pledge and assignment made hereby and the Pledged Bonds shall be delivered to or upon the order of the Borrower.
          (c) All payments of principal and interest on Pledged Bonds shall be made directly to the Credit Provider. If, while the Credit Provider or its designated agent holds Pledged Bonds, Borrower shall receive any interest or principal payment in respect of such Pledged Bonds, Borrower agrees to accept the same as agent for the Credit Provider and to hold the same in trust on behalf of the Credit Provider and to deliver the same forthwith to the Credit Provider. All sums of money so paid in respect of principal, premium or interest on such Pledged Bonds which are received by Borrower and paid to the Credit Provider, or which shall be received directly by the Credit Provider from the Trustee, shall be credited against the reimbursement obligation of Borrower as provided in Section 2.02(a) hereof.
          (d) If an Event of Default exists, the Credit Provider may, without notice, exercise all rights, privileges or options pertaining to any Pledged Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account to the Borrower for property actually received by it. In addition to the rights and remedies granted to it in this Agreement, the Credit Provider or its designated agent shall have the authority to exercise all rights and remedies of a secured party under the Uniform Commercial Code. Borrower shall be liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Bonds and the Collateral are insufficient to pay all amounts to which the Credit Provider is entitled. The Credit Provider shall have no duty to exercise any of such rights, privileges or options and shall not be responsible for any failure to do so or any delay in so doing.
          (e) Except as contemplated herein, without the prior written consent of the

Credit Provider, Borrower agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Bonds, nor will it create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Bonds, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement.
          (f) Borrower further agrees to do or cause to be done all such other acts and things as may be necessary to make any disposition or sale of any portion or all of the Pledged Bonds permitted by this Agreement valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts or governmental authorities having jurisdiction over any such disposition or sales, all at the Borrower’s expense.
     SECTION 2.10. Debt Service Reserve. Within three (3) business days after the Closing Date, Borrower shall cause to be deposited into an account with a financial institution reasonably acceptable to Credit Provider (the “Debt Service Reserve Account”) a sum equal to $7,671,150 (the “Reserve Requirement”) (equal to six months payment of interest and principal on the Bonds in the aggregate based on an assumed annual interest rate of 9.275% on the Taxable Bonds and 7.725% on the Tax-Exempt Bonds including Letter of Credit, confirmation and remarketing agent fees). Borrower may use equity, operating revenues (in excess of other commitments set forth herein), proceeds of debt that is subordinate to the Bonds and the Reimbursement Agreement debt and the Line of Credit financing, proceeds of the Taxable Bonds (but not the Tax-Exempt Bonds) or a combination thereof, to fund the Reserve Requirement, provided that not more than $7,000,000 of the Taxable Bonds may be used for such purpose. The Credit Provider shall have sole dominion and control over the Reserve Account and a perfected security interest therein and on all funds therein as additional Collateral, with the right of set-off, for Borrower’s obligations under this Agreement and for repayment of the Line of Credit. Credit Provider may withdraw funds from the Reserve Account and apply the same against Borrower’s reimbursement obligations hereunder and under the Reimbursement Agreement Note and against any payments due under the Line of Credit. Credit Provider shall notify Borrower of any withdrawal of funds from the Reserve Account and the amount required to be deposited by Borrower to meet the Reserve Requirement (a “Reserve Shortfall”). Borrower shall cause to be deposited into the Reserve Account the amount of Reserve Shortfall within five (5) Business Days of the date of notice from Credit Provider of any such shortfall.
ARTICLE III
CONDITIONS OF ISSUING THE LETTERS OF CREDIT
     SECTION 3.01. Conditions. As conditions precedent to the issuance of the Letters of Credit, all of the following conditions shall have been met by Borrower to the satisfaction of Credit Provider:
          (a) Resolutions. Borrower shall have duly adopted resolutions authorizing the execution, delivery and performance of each of the Reimbursement Documents and Bond Documents to which it is a party and the Reimbursement Documents and the Bond Documents shall have been duly executed and delivered by all parties thereto and shall be in form and substance reasonably satisfactory to Credit Provider.
          (b) Issuance of Bonds. All conditions precedent to the issuance of the Bonds shall have occurred and the Bonds shall have been duly executed and delivered to the Trustee.
          (c) Letter of Credit Fees. Borrower shall have paid to Credit Provider the aggregate Origination Fees and Letter of Credit Fees due under Section 2.05, together with any other fees and expenses then due to Credit Provider and shall have paid (or reimbursed credit Provider for the payment of) all fees and costs of Credit Provider’s counsel and all other costs incurred in connection with the issuance of the Letters of Credit and the Bonds and in connection with the origination of the Line of Credit.
          (d) No Litigation. There shall be no pending or, to the knowledge of Borrower, threatened litigation which, if decided against Borrower, would have a material adverse effect on Borrower, its operations, any of its property or its ability to perform its obligations under the Reimbursement Documents to which it is a party.
          (e) Organizational Documents. Borrower shall have delivered or caused to be delivered to Credit Provider with respect to Borrower: (i) a copy of its articles of organization, (ii) a copy of its operating agreement, and (iii) a certificate of existence (issued not more than ten (10) days prior to the Closing Date) evidencing its good standing as a limited liability company under the laws of the State of Georgia.
          (f) Opinion of Counsel. Borrower shall have delivered or caused to be delivered to Credit Provider an opinion of counsel for Borrower in form and substance reasonably satisfactory to Credit Provider.
          (g) Bond Purchase Agreement. All conditions for the sale of the Bonds set forth in the Bond Purchase Agreement between Borrower and W. R. Taylor & Company, LLC dated November 30, 2006 shall have been satisfied to the satisfaction of the Credit Provider.
          (h) Insurance. Borrower shall have provided copies of all insurance policies required by Schedule 6.03 attached hereto.
          (i) Title Policy. Borrower shall have provided title insurance policy issued by a company acceptable to the Credit Provider, and otherwise in form and substance satisfactory to the Credit Provider insuring the mortgage lien created by the Deed to Secure Debt on all real property constituting part of the Collateral in an amount not less than the aggregate face amount of the Letters of Credit. The title insurance policy shall (a) insure title to all said property and all recorded easements benefiting such real property, (b) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in title insurance policies, (c) contain an ALTA Zoning Endorsement 3.1 or equivalent (subject to Section 3.01(x) hereof) and (d) contain an endorsement insuring that the real property described in the policy is the same real estate as shown on the survey presented by Borrower to Bank. Such policy must affirmatively insure against mechanics’ and materialmen’s liens and must not contain any exception for defects, encumbrances or rights of parties in possession that would be disclosed by an inspection or accurate survey of the real property constituting a part of the Collateral. Such policy may contain only such exceptions and encumbrances as shall be acceptable to the Credit Provider.
          (j) Incumbency Certificate. Borrower shall have provided an incumbency certificate, dated as of the date of this Agreement, executed by the Borrower’s Managing Member, which shall identify by name and title and bear the signature of the agents, employees or directors of Borrower authorized to sign this Agreement and the Bond Documents and the Reimbursement Documents on behalf of Borrower. The Credit Provider shall be entitled to rely upon such incumbency certificate in completing the transactions contemplated herein or in any Credit Document or Bond Document and in all its other dealings with Borrower.
          (k) Survey. Borrower shall have provided the Credit Provider with an ALTA boundary survey as is acceptable to the Credit Provider in its absolute discretion showing at a minimum, all exceptions listed on the Title Policy. At such time as the foundation has been laid for the Project, the Borrower shall provide the Credit Provider a foundation survey prepared by a registered surveyor showing such foundation.
          At such time as the Project is complete, the Borrower shall provide the Credit Provider two (2) copies of an “as-built” survey prepared by a licensed surveyor showing the Project in place. The survey shall also include a narrative metes and bounds description of the boundary of the real property and of the Project, the location and dimensions of any easements, and the dimensions of the Project. The surveyor must include on the survey a signed narrative statement in certification of the existence of non-existence of any encroachments from or onto the premises and must include the date of the survey, the surveyor’s registration number and seal.
          (l) Additional Evidence. Borrower shall have provided such additional legal opinions, certificates, proceedings, instruments and other documents as the Credit Provider or its counsel may request to evidence (a) compliance by Borrower with legal requirements, (b) the truth and accuracy, as of the date of delivery of the Letters of Credit, of the respective representations of Borrower contained in the Bond Documents and the Reimbursement Documents, and (c) the due performance or satisfaction by Borrower, at or prior to the date of delivery of the Letters of Credit, of all agreements then required to be performed and all conditions then required to be satisfied by Borrower pursuant to the Bond Documents and the Reimbursement Documents.
          (m) Documentation. All instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Credit Provider, and Credit Provider shall have received on the date of this Agreement copies of all documents, including records of corporate proceedings, which it may have requested in connection therewith, including, without limitation, certified copies of resolutions adopted by the directors and members of Borrower, certificates of good standing, and certified copies of the articles of organization and operating agreement and all amendments thereto, of Borrower.
          (n) Environmental Audit. There shall have been delivered to the Credit Provider with respect to the Property a Phase I Environmental Audit in form and substance satisfactory to the Credit Provider, and a Phase II study if necessary.

          (o) Appraisals. There shall have been delivered to the Credit Provider an MAI appraisal of the Project, satisfactory to the Credit Provider and prepared by an MAI appraiser satisfactory to the Credit Provider. The appraisals shall demonstrate, to the satisfaction of the Credit Provider, that the principal amount of the Bonds does not exceed the least of (i) $82,500,000; or (ii) 85% of the current appraised value of the Project; or (iii) 48% of the cost of the Project.
          (p) Project Documents. The following requirements shall be satisfied:
               (i) Site Plan: Plans and Specifications. There shall have been delivered to the Credit Provider two (2) copies of the Project site plan on the Property and two sets of building plans and specifications (the “Project Plans and Specifications”) approved and identified as such in writing by the Borrower, the architect, the Builder, and the Construction Review Agent, as defined in Section 3.01(p)(iii) herein. The two sets must include plans and specifications for architectural, structural, mechanical, plumbing, electrical and site development (including storm drainage, utility lines and landscaping) work.
               (ii) Budget/Schedule. Project budget and schedule acceptable to the Credit Provider, showing Project costs not to exceed $145,000,000 for all direct construction-related costs, contingencies and capitalized interest (not including funding for working capital purposes). The schedule must also include a timeframe for the Project to be in production no later than June 1, 2008.
               (iii) Construction Review Agent. The Credit Provider will have engaged an independent company (the “Construction Review Agent”) to review the construction and Project budget (and other documentation associated with the Project) to ensure that the Project can be (1) built for an amount not to exceed the Project Cost, and (2) completed on or before the Completion Date (the “Construction Budget Review”). All costs incurred by the Credit Provider in connection with the Construction Budget Review shall be paid by the Borrower.
               (iv) Engineering Reports. The Borrower shall have delivered to the Credit Provider in form and content satisfactory to the Credit Provider and the Construction Review Agent normal and customary engineering reports, including but not limited to (1) the environmental audit of the Project referenced in Paragraph (n) above, (2) soil analysis reports, and (3) all Project construction, engineering, structural, architectural, design and real estate contracts and reports required in connection with the construction and financing of the Project.
               (v) Construction Contract. The Borrower shall have delivered to the Credit Provider (A) the fully executed Construction Contract delivered to the Credit Provider in the form of a Lump Sum Design-Build Agreement with the Builder acceptable to the Credit Provider for the complete design and construction of the Project and (B) the consent of the Builder to the assignment by the Borrower, pursuant to the Assignment of Contracts, of its interest in such contract to Credit Provider.
               (vi) [Reserved]

               (vii) Builder’s Financial Statements; Payment and Performance Bonds. Borrower shall have delivered to the Credit Provider for its review and approval the Builder’s (1) qualification statements and (2) current financial statements. In addition, performance and payment bonds on the Builder for the completion of the Project shall be provided and, if applicable, bonds on all subcontractors whose contract work exceeds $1,000,000.
               (ix) Access/Egress/Utilities. Borrower shall provide certificates or other evidence satisfactory to the Credit Provider as to the methods of access to and egress from the Project and the availability of water supply, electricity, natural gas, and other utilities, and for the disposal of wastewater (together with all necessary permits from Governmental Authorities for such use), all in locations and capacities sufficient to meet the reasonable requirements of the Project and otherwise satisfactory to the Credit Provider.
               (x) Zoning and Building Permits. The Credit Provider shall have received satisfactory evidence (i) that the Property is properly zoned for the intended use of the Project as an ethanol production facility (subject to receipt of a conditional use permit which is expected to be received by December 15, 2006 and at which time a zoning endorsement to the mortgagee title insurance policy will be provided to Credit Provider at Borrower’s cost), (ii) that all building and any other similarly-required permits have been obtained for construction of the Project in accordance with the Project Plans and Specifications, and (iii) of compliance with all applicable laws. Borrower shall provide Credit Provider with evidence of approval of the conditional use permit as soon as it is approved by the zoning authority and at Borrower’s sole cost shall provide the zoning endorsement for the title insurance policy upon such approval.
          (q) Risk Management Plan. Borrower shall have provided Credit Provider with a Risk Management Plan covering the construction and operation of the Project, which addresses reasonably foreseeable risks, such as construction delays, increase in the cost of construction materials and equipment, adequate grain supply contracts to meet the Minimum Production Rate (defined in Section 6.02) of marketable ethanol and other issues, all in form and substance reasonably acceptable to the Credit Provider.
          (r) UCC Search. There shall have been delivered to the Credit Provider certified Uniform Commercial Code searches of the Office of the Secretary of State and the Register of Deeds for Greenville County, the results of which must reflect no financing statements have been filed naming the Company as Debtor, except those approved by the Credit Provider in its sole discretion.
          (s) Additional Documents. Borrower shall have delivered or caused to be delivered to Credit Provider such additional documents or instruments as Credit Provider reasonably may have requested.
          (t) Documents Satisfactory to Credit Provider. All documentation received by Credit Provider in connection with the issuance of the Letters of Credit shall be in form and substance reasonably acceptable to Credit Provider and Borrower shall have duly executed and delivered to Credit Provider all Reimbursement Documents, in form satisfactory to Credit

Provider, together with all time deposits, including certificates of deposit pledged thereunder and all other documents and agreements contemplated thereby.
          (u) Additional Capital. Borrower shall provide evidence to Credit Provider of either additional capital and/or individual guarantees of sufficient funds for Project contingencies as addressed in that certain letter from Credit Provider to Borrower dated November 21, 2006.
     SECTION 3.02. Equity Capital and Subordinate Bonds.
          (a) As additional conditions precedent to the issuance of the Letters of Credit, Borrower shall provide Credit Provider with satisfactory evidence of (i) receipt of equity capital of not less than $71,600,000 (“Equity Capital”) in immediately available funds, except that $5,000,000 of which is not immediately available pending registration of the related equity securities under the State of New York’s Blue Sky laws, and (ii) funded subordinated debt totaling $10,000,000 through the issuance of the Subordinate Bonds. The terms and conditions of the Subordinate Bonds must be approved by Credit Provider and the subordination must be as to both payment and collateral to Borrower’s obligations and security under this Agreement, the Reimbursement Agreement Note and all other Reimbursement Documents.
          (b) All Equity Capital shall be deposited in an account with a financial institution acceptable to the Credit Provider (the “Equity Capital Account”). Credit Provider shall have, and is hereby granted, a security interest and right of set-off in and to the Equity Capital Account and all funds deposited therein from time to time. In addition, all earnings from the investment of the Equity Capital (“Equity Earnings”) shall be deposited in a separate account (which may be with the same financial institution) (the “Equity Earnings Account”) for use solely for the payment of debt service on the Bonds (or reimbursement to the Credit Provider for draws on the Letters of Credit) and cost overruns relating to the Project or change orders which have been approved by Credit Provider. Credit Provider shall have a perfected first lien security interest on the Equity Capital and all Equity Earnings. For purposes hereof, Borrower does hereby grant to Credit Provider a first lien security interest in and to all Equity Capital and all Equity Earnings. Borrower shall cause the financial institution(s) which holds the Equity Capital Account and Equity Earnings Account to enter into one or more control agreements with Credit Provider for the purpose of perfecting Credit Provider’s security interest in such funds and accounts. Borrower shall cooperate with Credit Provider in obtaining such agreements and in whatever actions may be necessary to perfect its security interest.
     SECTION 3.03. Additional Conditions Precedent. As additional conditions precedent to the issuance of the Letters of Credit pursuant to this Agreement, the following statements shall be true and correct:
          (a) The representations and warranties made by Borrower in this Agreement, the Reimbursement Agreement Note, the Reimbursement Documents and in the Bond Documents are true and correct in all material respects on and as of the date of issuance with the same effect, as though made on and as of that date (except that any such representation or warranty that is qualified as to knowledge or materiality or is made with respect to a specified date shall be true and correct as written and as of any such specified date), as evidenced by a certificate dated the date of issuance of each such Letter of Credit and executed by the duly-authorized officers of Borrower.
          (b) No Event of Default under any of the Reimbursement Documents has occurred and is continuing or will result from the issuance of such Letters of Credit.
          (c) Borrower shall certify to Credit Provider that it knows of no Potential Default under any of the Reimbursement Documents to which it is a party.
ARTICLE IV
DISBURSEMENT OF FUNDS FOR CONSTRUCTION
     SECTION 4.01 Disbursement of Equity Capital, Bond Proceeds and Equity Earnings for Construction of the Project. All disbursements of Equity Capital, Subordinated Debt and funds held by the Trustee in each Project Funds under the Trust Indentures and Loan Agreements (consisting of bond proceeds and earnings thereon) shall be subject to the prior approval and consent of the Credit Provider. All disbursement requests must be in form and substance satisfactory to Credit Provider and, with respect to disbursements from the Project Funds, must meet the requirements of the Trust Indenture and all conditions to advancement of funds set forth therein. The disbursement of funds from the Project Funds shall also be subject to Section 3.02(b) above. The consent of the Credit Provider to the disbursement of funds will be subject to the completion of all conditions set forth below to the Credit Provider’s satisfaction:
          (a) Not less than five (5) Business Days before the date on which Borrower desires an advance, Borrower shall submit to Credit Provider a requisition in the form satisfactory to Credit Provider and which, unless otherwise acceptable to Credit Provider, shall include the itemized schedule of values for the construction work, all costs incurred for construction and non-construction expenses in connection with the Project (itemized under the line items of the Construction Budget and schedule of values) to the date of the requisition, and the percentage of completion of each line item on the Construction Budget and schedule of values. The accuracy of the costs and percentage of completion shall be certified by Borrower, by the Builder and by the construction review agent, retained by the Credit Provider (the “Construction Review Agent”). Borrower hereby appoints Mr. Tony Flag as its authorized representative to make disbursement requests. Borrower may hereafter, by written notice to Credit Provider and the Trustee signed by the chief executive officer of Borrower, change its authorized representation to make disbursement requests, provided any such notice is not effective until actually received by Credit Provider and the Trustee.
          (b) The ongoing construction of the Project will be reviewed by the Construction Review Agent as often as necessary in order to certify to Credit Provider the percentage of completion, the compliance of construction with the Plans and Specifications and the maximum allowable advances in accordance with the procedure set forth in the following paragraph. Approval of each requested advance and work in place by the Construction Review Agent is a condition of each advance. Borrower will coordinate delivery of the requisition with the Construction Review Agent to allow the Construction Review Agent a reasonable time to review the requisition and visit the Property to inspect the work in place for which costs are included in the requisition.
          (c) The maximum allowable advance will be equal to the sum of the allowable non-construction expenses actually incurred within the amounts set forth in the Construction Budget, plus the lesser of (a) the actual cost of the completed portion of the Project or (b) the Credit Provider-approved scheduled value of each completed portion of the Project (as set forth in the schedule of values prepared by the Builder and approved by Credit Provider). No advances will be allowed for duplication of work for which any proceeds were previously advanced or work that does not conform to the Plans and Specifications, or work that is unsatisfactory in the reasonable opinion of Credit Provider’s Construction Review Agent. Each advance to be made may not exceed the maximum allowable advance less any retainage and the amounts previously consented to by Credit Provider. The retainage shall be advanced only after satisfactory completion of all construction work as determined by the Credit Provider and its Construction Review Agent and the furnishing to Credit Provider of evidence satisfactory to Credit Provider that such completion is free of all mechanic’s and materialmen’s liens and that appropriate governmental authorities have approved the Project in their entirety for permanent occupancy.
          (d) Advances will only be approved for costs on each line item shown in the Construction Budget and only up to the amount set forth in the Construction Budget for such line item. Any reallocation among line items in the Construction Budget to reflect actual cost savings in such line item may be made only with the prior written consent of Credit Provider. No extra work, change orders or changes in the Construction Budget or the approved Plans and Specifications will be made without Credit Provider’s prior approval; provided that Borrower shall be entitled to issue change orders to the construction contract not exceeding $50,000 for any single change or $250,000 in the aggregate without the Credit Provider’s prior approval as long as such change orders do not alter or diminish the location, quality or value of the Project. If Credit Provider consents to any extra work or materials or changes that increase the total cost of the Project, the cost of the extra work or materials will be withdrawn from the Equity Earnings or, if sufficient Equity Earnings are not available, Borrower shall immediately deposit the amount of the cost thereof with Credit Provider to be disbursed by Credit Provider upon completion of such extra work or materials or changes. The timing of disbursements to Borrower or any person or entity affiliated with Borrower shall be in Credit Provider’s sole discretion; provided that Credit Provider shall grant its consent for disbursement pursuant to any properly submitted draw request within five (5) Business Days after receipt thereof or provide Borrower with an explanation of any objection to disbursement. Disbursements will be made for stored materials only if such materials are (i) located on the Project site, (ii) covered by the Builder’s builder’s risk insurance, (iii) stored or secured in a manner satisfactory to Credit Provider, and (iv) scheduled for incorporation into the Project within sixty (60) days. Borrower agrees not to request any disbursement for stored materials unless Borrower specifies in such request that it includes a specified amount for stored materials and provides a detailed listing of such stored materials, which shall be subject to the lien and security interest of Credit Provider only and shall comply in all respects with the foregoing requirements.
          (e) Notwithstanding the foregoing, Credit Provider shall not be required to consent to a disbursement more than twice each month and Credit Provider reserves the right to limit the total amount disbursed at any time to an amount which, when deducted from the total amount of the Bond proceeds and other deposits in the Project Fund, leaves a balance to be disbursed equal to or greater than the cost of completion of the Project and remaining non-construction expenses plus the retainage, all as reasonably determined by Credit Provider from time to time.
          (f) Credit Provider may consent to the disbursement of funds to Borrower upon written or oral disbursement requests not complying with the requirements of this Section 4.01, and such consents will nevertheless be deemed to be advances to Borrower hereunder, but will not constitute a waiver by Credit Provider of its right to impose such limitations and conditions as a prerequisite to any subsequent disbursement or consent.
          (g) In addition to all other requirements set forth herein, Credit Provider may not authorize the disbursement of funds from the Project Fund unless and until (i) all Equity Capital and Subordinated Debt have been disbursed for construction costs or related costs with the approval of Credit Provider (or reserved for such purposes) and (ii) Borrower has provided Credit Provider with satisfactory evidence (a) that it has procured, or contracted for the future procurement of, sufficient corn or other acceptable grain and other ingredients for the production of sufficient ethanol to meet the Minimum Production Rate within a reasonable time after completion of construction of the Project, and (b) arranged for the sale of produced ethanol, CO2 gas, condensed distillers solubles and dried distillers grains with solubles, in each case to the satisfaction of Credit Provider.
     SECTION 4.02. Direct Advances. Regardless of whether Borrower has submitted a requisition therefor, Credit Provider may from time to time request that proceeds be advanced directly to the Builder or to third-party contractors or subcontractors or to the title insurance company insuring title to the Project for further disbursement to contractors if necessary for obtaining the necessary lien waivers to issue the necessary endorsements to the title insurance policy. Such advances may be made directly to parties to whom such amounts are due or to Credit Provider to reimburse Credit Provider for sums due to it. All such disbursements and advances to parties other than Borrower shall be deemed advances to Borrower hereunder and shall be secured by the Collateral to the same extent as if they were made directly to Borrower.
     SECTION 4.03. Representations and Warranties. Each submission by Borrower to Credit Provider of a requisition for consent for an advance of the Bond proceeds shall constitute Borrower’s representation and warranty to Credit Provider that: (l) all completed construction is substantially in accordance with the Construction Plans, (2) all construction and non-construction costs for the payment of which Credit Provider has previously advanced funds have in fact been paid and (3) Borrower is in compliance with applicable representations, warrantees and covenants of the Bond Documents and Reimbursement Documents, and no event of default has occurred or exists under any of the Bond Documents or Reimbursement Documents and to Borrower’s knowledge no fact or condition exists which would, with either the giving of notice or the lapse of time or both, constitute an Event of Default.
     SECTION 4.04. Additional Information. If Credit Provider or the Title Company which issued the Title Policy shall so require, Borrower will submit with its requisitions for disbursement estoppel certificates in form satisfactory to Credit Provider and the Title Company, showing amounts paid and amounts due to all persons or organizations furnishing labor or materials in connection with the completion of the Project. If the title insurance policy insuring the Deed of Trust is not written so as to insure any and all disbursements up to the face amount of the Deed to Secure Debt, Borrower shall arrange to have the Title Company deliver to Credit Provider an endorsement to Credit Provider’s title insurance policy insuring Credit Provider for each advance.
     SECTION 4.05. Delivery of Funds. The making of an advance by Credit Provider shall not constitute Credit Provider’s approval or acceptance of the construction theretofore completed. Credit Provider’s inspection and approval of the Construction Plans, the construction of the Project, or the workmanship and materials used therein, shall impose no liability of any kind on Credit Provider, the sole obligation of Credit Provider as the result of such inspection and approval being to consent to the disbursement of Bond proceeds for construction of the improvements if, and to the extent, required by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     To induce Credit Provider to enter into this Agreement and to issue the Letters of Credit as provided in this Agreement, Borrower represents and warrants to Credit Provider as follows:
     SECTION 5.01. Existence. Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite power and authority to conduct its business and to own or operate its properties, and is duly qualified as a foreign corporation to do business in, and is in good standing with, all jurisdictions in which the failure to qualify could have a material adverse effect on its financial condition or business.
     SECTION 5.02. Authorization. Borrower has all requisite power and authority to undertake the Project and Borrower has all requisite power and authority to execute, deliver and perform all of its obligations under each of the Reimbursement Documents and the Bond Documents to which it is a party. The execution, delivery and performance by Borrower of the Reimbursement Documents and the Bond Documents to which it is a party have been duly authorized by all necessary action and will not violate any provision of law or the certificate of incorporation or bylaws of Borrower or result in a breach or constitute a default under any agreement, indenture or instrument to which Borrower is a party, or by which its properties may be bound or affected.
     SECTION 5.03. Validity. Each of this Agreement, and the other Reimbursement Documents and Bond Documents to which Borrower is a party constitutes the legal, valid and binding obligations of Borrower, enforceable in accordance with its respective terms, subject to the application by a court of general principles of equity and the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
     SECTION 5.04. Financial Statements. Financial Statements previously furnished to Credit Provider have been prepared in accordance with GAAP, are substantially complete and correct and present fairly the financial condition of Borrower as of that date and the consolidated results of operations for the period then ended. Since the date of the Financial Statements, there has been no material adverse change in the condition of Borrower, financial or otherwise, from that set forth in such financial statements.
     SECTION 5.05. Litigation. Except as disclosed in the schedule attached as Schedule 5.05, there is no action, suit, proceeding, inquiry or investigation (an “Action”) pending or, threatened against Borrower or any of its respective properties (whether or not covered by insurance) before any Governmental Authority, which singly or in the aggregate, if determined adversely, would be likely to have a material adverse effect on the financial condition or business of Borrower or a material adverse effect on the ability of Borrower to perform its obligations under the Reimbursement Documents or the Bond Documents to which it is a party.
     SECTION 5.06 Agreements and Orders. Borrower has not received notice that it is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement or document to which it is a party or by which its properties may be bound or with respect to any order, writ, injunction, or decree of any Governmental Authorities, which default would have a material adverse effect on the financial condition or business of Borrower or a material adverse effect on the ability of Borrower to perform its obligations under the Reimbursement Documents or the Bond Documents to which it is a party.
     SECTION 5.07. Contingent Liabilities. Except as disclosed in the Financial Statements delivered to Credit Provider or on the schedule attached as Schedule 5.07, to the best of Borrower’s knowledge, Borrower has no contingent obligations or liabilities, for taxes or otherwise, or undisclosed obligations or commitments that could, singly or in the aggregate, have a material adverse effect on its ability to perform its obligations under the Reimbursement Documents or the Bond Documents to which it is a party.
     SECTION 5.08. Taxes. Borrower has filed when due all tax and information returns and reports required to be filed as of the date of this Agreement, or have duly filed extensions and have paid all taxes, assessments and charges imposed upon them or their operations or properties, or which they are required to withhold and pay over (including payroll withholding taxes).
     SECTION 5.09. Ownership and Encumbrances. Borrower has good title to the Collateral described in this Agreement and said Collateral is not subject to any prior or superior lien, encumbrance, security interest or other claim of any nature.
     SECTION 5.10. Consents. No authorization, consent, approval, license, exemption by, or filing or registration with, any Governmental Authorities is required to be made or obtained in connection with the execution, delivery or performance by Borrower of its obligations under the Reimbursement Documents or the Bond Documents to which it is a party, or the consummation of the transactions contemplated hereunder or thereunder (excepting only such authorizations, consents, approvals, licenses, filings, and registrations that have been obtained or accomplished on or prior to the date of this Agreement, or such other authorizations, consents, permits and approvals relating to the construction of the Project that by their nature are not yet obtainable).

     SECTION 5.11. Permits and Approvals. Borrower has all permits, certificates, licenses, registrations, qualifications, approvals and authorizations of Governmental Authorities (“Licenses”) required to commence with the construction of the Project, and it fully anticipates obtaining all necessary permits and licenses to complete the construction of the Project in accordance with the Construction Contract and to operate its business and activities, as contemplated hereunder, except to the extent that failure to have any such License would not have a material adverse effect on Borrower’s business, properties, assets, or condition, financial or otherwise, or on the ability of Borrower to perform its obligations under the Reimbursement Documents and the Bond Documents to which it is a party. There are no actions or proceedings pending against Borrower to revoke, withdraw, terminate or suspend any permit, certificate, license, registration, qualification, approval, or authorization of any substantial portion of their operations and Borrower has not received a notice or other communication threatening any such action that has not been subsequently withdrawn or otherwise nullified. Borrower has no reason to believe that all necessary permits and licenses will not be issued to complete the construction of the Project and to allow for the full operation thereof as contemplated.
     SECTION 5.12. Disclosure. No representation or warranty made by Borrower in the Reimbursement Documents or the Bond Documents is false or misleading in any material respect or omits to state any material fact necessary to make the statements of Borrower in the Reimbursement Documents and in the Bond Documents true and correct in all material respects. The information concerning Borrower in the Official Statement is true and correct in all material respects and there has been no omission of information or misstatement of information, which in light of the circumstances under which such information is to be used would make the Official Statement misleading or inaccurate in any material respect.
     SECTION 5.13. Environmental Laws.
          (a) To the knowledge of Borrower, the Property nor any other property owned or leased by Borrower is in violation of any Environmental Laws, no Hazardous Substances are present on such property (except for Hazardous Substances in reasonable quantities found in the inventory of Borrower and used in the normal course of Borrower’s operation) and Borrower has not been identified in any litigation, administrative proceedings or investigation as a responsible party for any liability under any Environmental Laws.
          (b) To the best of Borrower’s knowledge, Borrower has received all permits and filed all notifications necessary to construct the Project and to carry on their business under and in compliance with all applicable Environmental Laws. Borrower has no knowledge of, and has not given any written or oral notice to the Environmental Protection Agency or any state or local governmental authority or agency regarding any actual or imminently threatened removal, spill, release or discharge of Hazardous Substances on properties owned or leased by Borrower or in connection with the conduct of their business and operations. Borrower has no knowledge of, and has not received any notice that Borrower is potentially responsible for, costs of clean-up of any actual or imminently threatened spill, release or discharge of Hazardous Substances.
     SECTION 5.14. Margin Stock. Borrower is not engaged in, or has as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying “margin stock” (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System).
     SECTION 5.15. Other Agreements. Except as otherwise disclosed to Credit Provider in writing, Borrower is not a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any charter or corporate restriction which, in the reasonable opinion of Borrower, is likely to have a material adverse effect on Borrower’s business, properties, assets, or condition, financial or otherwise, or on the ability of Borrower to perform its obligations under the Reimbursement Documents and the Bond Documents to which it is a party.
     SECTION 5.16. Labor Disputes and Casualties. Borrower is not affected by any fire, explosion, accident, strike, lockout, work stoppage, slow-down or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy or other casualty (whether or not covered by insurance) which could materially and adversely affect its business, properties, assets, or condition, financial or otherwise, or the ability of Borrower to perform its obligations under the Reimbursement Documents and the Bond Documents to which it is a party. There are no controversies pending or, to the knowledge of Borrower, threatened, between Borrower and any union representing or attempting to organize employees of Borrower, all of which, individually or collectively, if determined adversely, would not have a material adverse effect on the financial condition or business of Borrower or on the ability of Borrower to perform its obligations under the Reimbursement Documents or the Bond Documents to which it is a party.
     SECTION 5.17. Contract or Restriction Affecting the Borrower. The Borrower is not a party to nor is it bound by any contract or agreement or subject to any charter or other corporate restrictions which would reasonably be expected to materially and adversely affect the business, properties or condition, financial or otherwise, of the Borrower, except as disclosed in the financial statements delivered to Credit Provider and notes thereto.
     SECTION 5.18. Trademarks, Franchises and Licenses. Borrower owns, possess, or has the legal license to use all necessary patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its respective businesses as now conducted, without known material conflict with any patent, license, franchise, trademark, trade name, or copyright of any other Person.
     SECTION 5.19. No Default. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it or they are a party and which default could materially adversely affect the properties, business or condition, financial or otherwise, of the Borrower.
     SECTION 5.20. ERISA Requirements. The Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA, or incurred any material liability to the PBGC (or any successor thereto under ERISA) in connection with any Plan established or maintained by the Borrower and no Reportable Event has occurred or is occurring with respect to any such Plan.

     SECTION 5.21. Solvency. Borrower is now, and after giving effect to the Bonds, the Line of Credit and the Subordinate Bonds will be, solvent in accordance with GAAP.
ARTICLE VI
COVENANTS
     As long as Credit Provider has any obligations under this Agreement or any amount is due and owing to Credit Provider hereunder, Borrower covenants and agrees that:
     SECTION 6.01. Covenants as to Corporate Existence. Borrower shall:
     (a) preserve its limited liability company existence and all its rights and licenses to the extent necessary or desirable for the operation of its business and affairs and be qualified to do business in each jurisdiction where its ownership of property or the conduct of its business requires such qualification; and
     (b) procure and maintain all necessary or appropriate licenses and permits as may be required to construct the Project and to operate it as an ethanol production plant and to sell all ethanol related products on a wholesale basis.
     SECTION 6.02. The Project. Borrower shall take all necessary actions to complete the construction of the Project by no later than May 1, 2008 and bring the production of dry-mill ethanol to at least 100,000 gallons per-year rate of production (the “Minimum Production Rate”) by no later than June 1, 2008. Once the construction of the Project is complete, Borrower shall operate the Project continuously, without an interruption in production of ethanol for a longer period than ten (10) consecutive days, at a production rate at least equal to the Minimum Production Rate.
     SECTION 6.03. Insurance. So long as Borrower is obligated under this Agreement or the Reimbursement Agreement Note, Borrower shall maintain insurance in accordance with Schedule 6.03 hereof, and comply with all requirements set forth therein.
     SECTION 6.04. Reports. Borrower shall furnish to Credit Provider:
          (a) as soon as possible after Borrower becomes aware of the occurrence of any Event of Default or Potential Default under any Reimbursement Document or any Bond Document, a written statement by the chief financial officer of Borrower, setting forth details of such Event of Default or Potential Default and any action which is proposed to be taken with respect thereto; and
          (b) as soon as possible, and in any event no later than ten (10) Business Days after receiving knowledge of the amount in controversy thereof, written notice of (i) any action, suit and proceeding before any Governmental Authorities against Borrower, which involves an amount in controversy equal to or greater than $100,000 and (ii) any action, suit and proceeding before any Governmental Authorities against Borrower, which involves either an amount in controversy equal to or greater than $100,000.

     SECTION 6.05. Material Adverse Change. Borrower shall notify Credit Provider promptly in writing of any Material Adverse Change in its financial condition or operations. For purposes hereof “Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or could reasonably be expected to have any material adverse effect upon or change in the validity, enforceability or priority of any other Reimbursement Documents or the Bond Documents, (ii) has been or could reasonably be expected to be material and adverse to the value of any of the Project or of the Credit Provider’s security interest in or lien on the Project, (iii) has or could reasonably be expected to have a material adverse effect on the business, operations, prospects, properties, assets, liabilities or condition of Borrower or the construction or operator of the Project, either individually or taken as a whole, or (iv) has materially impaired or could reasonably be expected to materially impair the ability of the Borrower to perform its Obligations or to consummate the transactions under the Reimbursement Documents or Bond Documents to which it is a party.
     SECTION 6.06. Maintenance of Records. Borrower shall maintain accounting records in accordance with GAAP, with ledger and account cards and/or computer tapes and computer discs, computer printouts and computer records which contain such information as is customary at any time and as required by law. Borrower shall take reasonable measures to protect all banks and records and computer systems from corruption or unauthorized access or manipulation.
     SECTION 6.07. Inspections. With reasonable advance notice, Borrower shall permit Credit Provider and any of its employees, officers, agents or representatives, during Borrower’s normal business hours, or the normal business hours of third Persons having control thereof, to have access to and examine Borrower’s books and records (subject to applicable laws regarding disclosure and confidentiality of records) and, to the extent permitted by applicable law, to make copies and summaries thereof. Provided no Event of Default has occurred hereunder, such inspections shall not occur more than twice in any calendar year after completion of construction of the Project and achievement of the Minimum Production Rate.
     SECTION 6.08. Financial Statements. Borrower shall deliver to Credit Provider:
          (a) As soon as available but in any event within ninety (90) days after the end of each Fiscal Year, unqualified audited financial statements prepared in accordance with GAAP audited by independent certified public accountants approved by Credit Provider (current accounting firm is approved), in its reasonable discretion, on the basis of and in accordance with GAAP, including balance sheets, revenue and expense statements, cash flow statements, statements of reconciliation of net assets, together with an unqualified opinion of, and a management letter from, such independent certified public accountants; and
          (b) Monthly Reports. As soon as available but in any event within thirty (30) days after the close of each month, monthly unaudited financial statements in a form comparable to those described in (a) above, with comparisons to budget; and
          (c) On the Closing Date and annually upon the delivery of the audited annual financial statements, a compliance certificate from Borrower’s chief financial officer (i) certifying that no Event of Default or Potential Default shall have occurred, and (ii) stating that the consolidated audited financial statements attached to such certificate are true, correct and complete; and
          (d) Such other information concerning its business, property and financial affairs as Credit Provider may reasonably request from time to time.
     SECTION 6.09. Warranties. The representations, warranties and agreements set forth in this Agreement shall be cumulative and in addition to any and all other representations, warranties and agreements which Borrower shall give, or cause to be given, to Credit Provider, either now or hereafter. Each representation and warranty contained in this Agreement shall be conclusively presumed to have been relied on by Credit Provider regardless of any investigation made or information possessed by Credit Provider.
     SECTION 6.10. Accuracy of Information. All financial statements and information relating to Borrower which may hereafter be delivered by Borrower to Credit Provider shall be true and correct in all material respects.
     SECTION 6.11. Payment of Taxes, Assessments, etc. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and, at Credit Provider’s request, shall execute and deliver to Credit Provider certificates signed by the chief financial officer of Borrower attesting to the payment or deposit thereof. Borrower shall make timely payment or deposit of all FICA payments and withholding taxes required of it by all applicable laws and, at Credit Provider’s request, shall furnish Credit Provider with proof reasonably satisfactory to Credit Provider that Borrower has made such payments or deposits.
     SECTION 6.12. Compliance with Laws. Borrower shall comply with all laws, ordinances, governmental rules and regulations to which it is subject, and will not fail to obtain or maintain any licenses, permits, franchises or other governmental authorizations necessary or appropriate to own and use its property or to conduct its business, which violation of or failure to obtain or maintain might have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Borrower.
     SECTION 6.13. Environmental Covenants. Borrower covenants and agrees that: (a) Borrower shall not, and shall not permit any other Person to, locate, store, generate, manufacture, process, distribute, use, treat, transport, handle, dispose of, emit, discharge or release any Hazardous Substance in the operation of its business or on the Property; provided, however, that Borrower may, and may permit others to, use, store and dispose of Hazardous Substances in the ordinary course of business in reasonable quantities and in compliance with all Environmental Laws; (b) immediately after obtaining actual knowledge of any violation by Borrower or of any potential liability under any Environmental Law, Borrower shall immediately notify Credit Provider and shall provide Credit Provider full details of such violation or potential liability and any proposed action to be taken; (c) Borrower shall immediately comply with any order, action or demand of any governmental agency or legal or administrative agency having jurisdiction thereof to clean up or remove any Hazardous Substance from the Property or from the operation of its business and to pay for such clean up, removal and associated costs, fines and penalties;

and (d) Borrower shall otherwise comply with all Environmental Laws and laws relating to the storage, handling and disposing of petroleum products and ethanol products.
     In addition to the foregoing, Borrower will comply with the recommendations set forth in the report from CDG Engineers & Associates, dated October 13, 2006. Upon the request of Credit Provider, Borrower shall cause to be delivered evidence of compliance with such recommendations and any necessary follow-up reports on the matters set forth in said report.
     SECTION 6.14. Negative Covenants. Borrower covenants and agrees that it will not, without Credit Provider’s prior written consent:
          (a) Except as may be permitted under the Bond Documents, consolidate with, or merge into or come under the common control of, any other Person or allow one or more Persons to merge into or consolidate with it, nor sell or convey all or substantially all of its assets;
          (b) Change accounting treatment and reporting practices, except as otherwise required by changes in federal tax rules, FASB (or its successor or other similar Person), GAAP or as and to the extent deemed appropriate in the reasonable judgment of the independent certified public accountants that are preparing the Audited Financial Statements;
          (c) Amend, modify, terminate or grant, or permit the amendment, modification, termination or grant of any waiver under, or consent to, or knowingly permit or suffer to occur any action or omission which results in, or is equivalent to, an amendment, termination, modification, or grant of a waiver under, the Bond Documents without the prior written consent of Credit Provider; or
          (d) Except as may be permitted under the Bond Documents, sell, transfer or donate any of its assets.
     SECTION 6.15. Financial Ratio. After the first full year of production, Borrower shall maintain at all times a Debt Service Coverage Ratio of not less than 1.50 to 1.0, measured quarterly based on Borrowers quarterly and fixed year and financial statements. “Debt Service Coverage Ratio” means (a) the sum of Borrower’s net income plus depreciation and amortization minus shareholder distributions during the respective fiscal year minus extraordinary gains and losses minus gains and losses from the sale of assets, all divided by (b) the sum of current portion of long-term debt as of the previous fiscal year ends, all as determined in accordance with GAAP.
     SECTION 6.16. Working Capital. Borrower shall maintain, at all times, Working Capital in an amount not less than $8,500,000 effective at plant start-up and $12,000,000 after first full year of production. Working Capital (as determined under GAAP) will be measured quarterly and shall be defined as current assets minus current liabilities.
     SECTION 6.17. Equity Percentage. Borrower shall maintain, at all times, an Equity Percentage of not less than thirty-eight percent (38%). Equity Percentage will be measured quarterly and shall be defined as the Borrower’s total stockholder’s equity divided by the Borrower’s total assets (determined in accordance with GAAP).

     SECTION 6.18. Member Distributions. Prior to the completion of fiscal year 2008, no distributions or dividends shall be declared or paid by Borrower to its members or shareholders. After fiscal year-end 2008, the Borrower may declare or pay cash distributions or dividends to its members or shareholders during each fiscal year in an amount not to exceed 40% of net income for the immediately preceding fiscal year following receipt of the audited financial statements for the immediately preceding fiscal year provided the Borrower is and is expected to remain in compliance with all loan-covenants, terms and condition, on a post-distribution basis. All member or shareholder distributions will be subordinate to all payments of principal and interest under the Reimbursement Documents and Bond Documents.
     SECTION 6.19. Additional Member Distributions. With respect to fiscal years ending in 2009 and thereafter, a distribution to Borrower’s limited liability company members may be made in excess of 40% of net income for such fiscal year so long as the Borrower has made the required “Free Cash Flow” payment for such fiscal year and will remain in compliance with all loan covenants on a pro forma basis net of said additional payment(s).
     SECTION 6.20. Capital Expenditures. Other than the construction of the Project as detailed in the approved construction plans and budget, the Borrower’s capital expenditures during any fiscal year shall not exceed the maximum amount allowed for in Exhibit 2.07 based on the Borrower’s Equity Percentage at the preceding fiscal year end.
     SECTION 6.21. Additional Borrowings. Except for the debt referenced in this Agreement, without prior written consent from the Credit Provider, the Borrower may not incur, create or assume additional indebtedness to subordinate creditors in an aggregate amount in excess of $500,000.
     SECTION 6.22. Change of Control. There shall occur no change in the Borrower’s managing members, managers or board of directors by one-third (1/3) or more during any two year period without the prior consent of Credit Provider.
     SECTION 6.23. Material Changes. Without prior written consent of Credit Provider, the Borrower may not alter the terms of its Articles of Organization, Operating Agreement, Management Agreement or marketing contracts.
     SECTION 6.24. Additional Information. Borrower shall provide such documentation, reports or information as Credit Provider may reasonably request in writing from time to time including projections and operating budgets.
     SECTION 6.25. Incorporation of Certain Covenants. The covenants of Borrower set forth in the Bond Documents are hereby incorporated by reference into this Agreement for the benefit of Credit Provider.
     SECTION 6.26. Capital Calls.
          (a) As provided in Section 3.02 hereof, except as may be required to comply with the Tax Agreement for the Tax-Exempt Bonds and the retention of reasonable amounts for contingency purposes acceptable to Credit Provider, all Equity Capital shall be spent on approved construction costs of the Project, or other associated costs, prior to the expenditure of funds from the Project Funds.
          (b) If at any time the Credit Provider, after consultation with its Construction Review Agent and Borrower, determines that the Equity Capital (including Equity Earnings and unused contingency funds), together with unused Subordinate Debt and funds then in the Project Fund, are insufficient to fully complete the construction of the Project as contemplated in the original Construction Contract and to get the Project to the point of satisfying the Minimum Production Rates as set forth in Section 6.02 hereof, the Credit Provider shall notify Borrower (a “Shortfall Notice”) of its finding and the amount of additional capital that is projected to be needed to ensure that sufficient funds are available for the full completion of the Project and to achieve the Minimum Production Rate under said Section 6.02 .
          (c) After receipt of a Shortfall Notice from Credit Provider under subparagraph (a) above, Borrower shall use best efforts to cause to be raised and deposited in an account in which Credit Provider has a first priority security interest sufficient additional Equity Capital to meet the projected shortfall as set forth in said Shortfall Notice within sixty (60) days and in any event within one hundred twenty (120) days of such notice.
          (d) If Borrower fails to provide the additional Equity Capital to be deposited (in immediately available funds) in accordance with subparagraph (b) above, such failure shall be an Event of Default under this Reimbursement Agreement.
     SECTION 6.27. Reserve Account. Borrower shall deposit funds in the Debt Service Reserve Account as required under Section 2.10 hereof.
     SECTION 6.28. Deposits to Redemption Fund; Quarterly Redemption of Bonds.
          (a) Deposits to the Credit Provider. There shall be established with the Credit Provider (or other financial institution as designated by Credit Provider) an account designated as the First United Ethanol/Redemption Fund (the “Redemption Fund”). Borrower shall deposit into the Redemption Fund the amount of $2,062,500 each quarter commencing on August 1, 2008 and continuing on each November 1, February 1, May 1 and August 1 thereafter.
          (b) Required Quarterly Bond Redemptions. On each date funds are deposited into the Redemption Fund under (a) above, the Borrower shall cause, or shall direct the Issuer to cause, the Trustee to redeem the principal amount of the Bonds corresponding to the amount so deposited in the Redemption Fund on the next available redemption date for the Bonds. The amount in the Redemption Fund shall be applied by the Credit Provider toward the reimbursement obligations of the Borrower set forth in Section 2.02 hereof relating to drawings under the Letters of Credit in connection with any redemption of Bonds required pursuant to this paragraph, provided that any additional reimbursement obligation not so satisfied shall be paid by Borrower upon demand.
          (c) Lien and Investments. The Borrower hereby grants to the Credit Provider a first-priority and exclusive security interest in the Redemption Fund and all funds deposited in

(and investments credited to) such account from time to time. The Credit Provider will hold the funds in the Redemption Fund, and will apply the same toward the reimbursement of the Credit Provider for the amount of all drawings made under either Letter of Credit to pay the principal amount of Bonds called for redemption pursuant to paragraph Section 6.28 (b) above. Until such time as funds in the Redemption Fund are needed to pay draws against the applicable Letter of Credit, the Credit Provider will invest such funds, at the direction of the Borrower, in investments permissible by law and reasonably acceptable to the Credit Provider, and the earnings on such investments shall be credited to and redeposited in the Redemption Fund. If the amount placed in the Redemption Fund at any time fails to provide sufficient funds to satisfy the applicable Letter of Credit reimbursement obligations then due, the Borrower shall, upon demand, deposit into the Redemption Fund the amount necessary to cover the deficiency.
          (d) Excess Funds. When the Borrower has paid and performed all of its obligations under this Agreement and the Reimbursement Agreement Note, the Credit Provider shall refund to the Borrower any excess funds accumulated in the Redemption Fund under this Section 6.28. Upon the occurrence and during the continuance of any Event of Default, the Credit Provider may apply any balance remaining of the funds accumulated in the Redemption Fund for the above purpose to the payment of any or all of the obligations of the Company to reimburse the Credit Provider for the amount of any drawings under the applicable Letter of Credit.
          (e) Cash Flow Redemptions. The required redemptions of Bonds pursuant to Section 6.28(b) above shall be in addition to the optional redemptions required to be made from Free Cash Flow pursuant to Section 2.07 hereof.
     SECTION 6.29 Excess Bond Proceeds.
     If, on that date which is twenty-four (24) months following the date of issuance of the Bonds, any proceeds of the Bonds shall then remain on deposit in either Project Fund, then Borrower shall (i) promptly take such actions as are necessary to effect the redemption of the greatest authorized denomination of the applicable Bonds which does not exceed the amount of such remaining proceeds pursuant to the optional redemption provisions of the Indenture on the soonest available redemption date, and (ii) cause such proceeds to be applied toward reimbursing the Credit Provider for the amount of the drawing honored by the Credit Provider under the applicable Letter of Credit in connection with the redemption of such principal amount of Bonds.
ARTICLE VII
DEFAULT AND REMEDIES
     SECTION 7.01 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:
          (a) Failure of Borrower to make any payment or reimbursement of any amount due under this Agreement and the Reimbursement Agreement Note when due;

          (b) Failure of Borrower to observe or perform the covenants set forth in Sections 6.01 through Section 6.29 hereof;
          (c) Failure of Borrower to observe or perform any other covenant, condition or agreement on the part of Borrower to be observed or performed under this Agreement within thirty (30) days after the earlier of (i) actual knowledge by Borrower of such failure or (ii) the receipt by Borrower of written notice of such failure from Credit Provider. Notwithstanding the foregoing: if such failure is not capable of being cured within such thirty (30) day period, but is capable of being cured in a longer period of time, not to exceed an additional sixty (60) days, such failure shall not be deemed an Event of Default if Borrower shall (1) provide to Credit Provider in writing a plan to effect a complete cure of any such failure (which plan shall be acceptable to Credit Provider), (2) diligently commence to cure such failure within such thirty (30) day period and (3) diligently proceed to cure such failure prior to the expiration of the additional sixty (60) day period;
          (d) Any representation or warranty made by Borrower in any Reimbursement Document, in any Bond Document or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the Bond Documents, shall prove to have been false or misleading in any material respect when made;
          (e) (1) Borrower shall (i) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets or a custodian shall be appointed with or without the consent of Borrower, (ii) admit in writing its inability to pay its debts as they mature or shall make a general assignment for the benefit of its creditors, (iii) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with its creditors, or shall have taken advantage of any insolvency law, or shall file an answer admitting the material allegations of a petition in bankruptcy, or a petition in Credit Provider shall have been filed against Borrower and shall not have been dismissed for a period of sixty (60) consecutive days, or (2) if an Order for Relief shall have been entered under the Bankruptcy Code; or (3) an order, judgment, or decree shall have been entered without the application, approval or consent of Borrower by any court of competent jurisdiction appointing a receiver, trustee, custodian or liquidator of Borrower or a substantial part of their assets, such order, judgment or decree shall have continued unstayed and in effect for a period of sixty (60) consecutive days;
          (f) The occurrence of an Event of Default under any other Reimbursement Document or any of the Bond Documents, subject to any applicable notice and cure periods set forth therein;
          (g) The occurrence of a default under the Credit Facility Agreement, subject to any applicable notice and cure periods set forth therein;
          (h) If the amount of a final judgment for the payment of money rendered against Borrower that is not covered by insurance proceeds exceeds $100,000, and at any time after thirty (30) days from the entry thereof (i) such judgment shall not have been discharged, or (ii) Borrower shall not have taken and be diligently prosecuting an appeal therefrom or from the order, decree or process upon which or pursuant to which such judgment shall have been granted or entered, and have caused, within such thirty (30) days, the execution of or levy under such judgment, order, decree or process of the enforcement thereof to have been stayed pending determination of such appeal;
          (i) A default by Borrower (after the lapse of any applicable grace period) with respect any Indebtedness in an amount in excess of $100,000;
          (j) The loss, suspension, revocation or impairment of any material license or permit which is required to operate any of Borrower’s facilities, unless such license or permit is restored or reinstated within thirty (30) days and such loss, suspension, revocation or impairment does not result in a material adverse effect on Borrower’s business, operations or financial condition or Borrower’s ability to perform its obligations under the Reimbursement Documents or the Bond Documents to which it is a party;
          (k) The Deed to Secure Debt or the Security Agreement at any time and for any reason shall cease to create a valid lien on and perfected security interest in, as applicable, the collateral;
          (l) Any one or more of the Reimbursement Documents or the Bond Documents, at any time and for any reason, shall cease to be in full force and effect or are declared null and void, or Borrower shall contest the validity or enforceability of any of such documents; and
          (m) Any of the following events occurs or exists with respect to Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the involuntary termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of any such proceeding by the PBGC; (v) complete or partial withdrawal under Section 4201 or 4202 of ERISA from a Multi-employer Plan or the reorganization, insolvency, or termination of any Multi-employer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty, or other liability to a Plan, a Multi-employer Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate would have a material adverse effect on the financial condition, properties, or operations of Borrower.
     SECTION 7.02 Remedies Upon Default.
Upon or at any time after the occurrence of any one, or more of the foregoing Events of Default, the Credit Provider may, at its option, exercise any one or more of the following remedies:
          (a) Give written notice of such Event of Default to the Trustee, whereupon an “Event of Default” shall occur under the Trust Indenture and the Trustee shall declare the Series A Bonds or Series B Bonds or both immediately due and payable and shall make a draw under the applicable Letter of Credit to pay the principal of the Bonds and the interest accrued thereon to the date of such declaration with immediate reimbursement due from Borrower;

          (b) Accelerate the payment by Borrower of an amount equal to the Stated Amount of each Letter of Credit or declare all amounts due with respect to the Letters of Credit or otherwise under this Agreement to be, and all such amounts shall thereupon become, due and payable to the Credit Provider, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding;
          (c) Proceed to protect its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement of Borrower herein contained or in aid of the exercise of any power or remedy granted to the Credit Provider under any other Reimbursement Document;
          (d) Proceed to protect its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement of Borrower herein contained or in aid of the exercise of any power or remedy granted to the Credit Provider under any other Reimbursement Document;
          (e) Foreclosure on the Project under the terms of the Deed to Secure Debt and on all other Collateral pledged hereunder or under any of the Reimbursement Documents; or
          (f) Take any and all other actions permitted hereunder, under the Reimbursement Documents or as available under applicable law or in equity.
     SECTION 7.03. Right of Set-Off. Upon and after the occurrence of any Event of Default, Credit Provider may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, and without advance notice to Borrower (any such notice being expressly waived by Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final including, but not limited to, the Reserve Account, the Equity Capital Account and the Equity Earnings Account) at any time held by Credit Provider or other financial institution, or any other debt at any time owing by Credit Provider to or for the credit or account of Borrower, against any or all of the obligations under this Agreement and other Reimbursement Documents and other liabilities and obligations of Borrower now or hereafter existing whether or not such obligations have matured and irrespective of whether Credit Provider has exercised any other rights that it has or may have with respect to such obligations and other liabilities and obligations, including, without limitation, any acceleration rights. The aforesaid right of set-off may be exercised by Credit Provider against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, notwithstanding the fact that such right of set-off shall not have been exercised by Credit Provider prior to the making, filing or issuance, or service upon Credit Provider of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Credit Provider agrees to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Credit Provider under this Section are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Credit Provider may have.

     SECTION 7.04 Acceleration of Reimbursement. If an Event of Default exists under this Agreement and the maturity of the Bonds has not been accelerated pursuant to the terms of the Indenture, Borrower agrees to pay to the Credit Provider, promptly upon demand by the Credit Provider therefor, (which the Credit Provider may do in its discretion) an amount equal to the maximum amount available to be drawn under the Letters of Credit. All amounts so paid to the Credit Provider (or recovered by the Credit Provider by legal or other action in the event Borrower shall fail or refuse to make payment as required by this Section) shall be held by the Credit Provider in reserve as security for reimbursement for any draws the Credit Provider may be required to pay under the Letters of Credit. The Credit Provider may maintain any reserve held under the terms of this Agreement in any manner the Credit Provider may see fit, and the Credit Provider may invest the same in such investment or investments (including but not limited to certificates of deposit issued by the Credit Provider) as the Credit Provider may choose or not invest the same. The Credit Provider shall not be required to pay, or to account to Borrower or anyone else for, any interest or other earnings on any reserve at any time held by the Credit Provider under this Agreement, except that any income or profits from any investment of such reserve made by the Credit Provider shall become a part of such reserve.
     SECTION 7.05. Additional Remedies. Without limiting the foregoing, upon the occurrence of any Event of Default, and at any time thereafter, Credit Provider shall have the rights and remedies of a secured party under the Uniform Commercial Code in addition to the rights and remedies provided herein or in any other instrument or paper executed by Borrower. The Credit Provider may require Borrower to assemble the Collateral and to make the same available to the Credit Provider at a place to be designated by the Credit Provider which is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a style customarily sold on a recognized market, the Credit Provider will give Borrower reasonable notice of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at least five (5) days before the time of such sale or disposition. Borrower shall pay the Credit Provider on demand any and all expenses, including legal expenses and reasonable attorneys’ fees, incurred or paid by the Credit Provider in protecting or enforcing the Obligations secured hereby and other rights of the Credit Provider hereunder, including its right to take possession of the Collateral. Borrower waives notice prior to Credit Provider’s taking possession or control of any of the Collateral or any bond or security that might be required by any court prior to allowing Credit Provider to exercise any of Credit Provider’s remedies, including, without limitation, the issuance of an immediate writ of possession.
     SECTION 7.06. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Credit Provider is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In addition to all other rights and remedies hereunder, Credit Provider shall have all rights and remedies available under applicable law or in equity.

     SECTION 7.07. Agreement to Pay Attorneys’ Fees. If Borrower should default under any of the provisions of this Agreement and the Credit Provider should employ attorneys or incur other expenses for the collection of any payments due hereunder or the enforcement of performance or observance of any agreement or covenant on the part of Borrower herein contained, Borrower will on demand therefor pay to the Credit Provider the reasonable fees of such attorneys’ fees and such other expenses so incurred.
     SECTION 7.08. No Additional Waiver Implied by One Waiver. If any agreement contained in this Agreement should be breached by Borrower and thereafter waived by the Credit Provider, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
     SECTION 7.09. Remedies Subject to Applicable Law. All rights, remedies and powers provided by this Article may be exercised only to the extent the exercise thereof does not violate any applicable provision of law in the premises, and all the provisions of this Article are intended to be subject to all applicable mandatory provisions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.
ARTICLE VIII
INDEMNIFICATION
     SECTION 8.01. General Matters. Borrower agrees to defend, indemnify and hold harmless the Credit Provider, its directors, officers, employees, accountants, attorneys, and agents, (the “Indemnitees”) from and against, and on demand to reimburse Indemnitees for, any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including attorneys’ fees and costs of court) of any kind whatsoever arising out of or relating to any breach or default by Borrower or any other Person under this Agreement, any Reimbursement Documents, any of the Confirming Letters of Credit and related documents, or the failure of Borrower to observe, perform or discharge Borrower’s duties hereunder or thereunder. Without limiting the generality of the foregoing, Borrower’s obligation to indemnify Credit Provider shall include indemnity from any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses arising out of or in connection with the activities of the Borrower, its predecessors in interest, third parties who have trespassed on Borrower’s property, or parties in a contractual relationship with Borrower, whether or not occasioned wholly or in part by any condition, accident or event caused by an act or omission of the Indemnitees, which: (a) arise out of the actual, alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal, or escape of radioactive materials, radioactivity, pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, and waste (including materials to be recycled, reconditioned or reclaimed); or (b) actually or allegedly arise out of the use, specification, or inclusion of any product, material, or process containing chemicals or radioactive material, the failure to detect the existence or proportion of chemicals or radioactive material in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water, or groundwater containing chemicals or radioactive material; or (c) arises out of or relates to breach by Borrower of any of the provisions hereof relating to Environmental Regulations. In addition, Borrower will indemnify and hold Credit Provider harmless from and against any liability, claim, cost or expense incurred by Credit Provider or imposed against Credit Provider for any stamp tax, intangible tax, or other tax, fee or charge imposed by any governmental entity arising out of or relating to the Letter of Credit or this Agreement or the transactions anticipated herein.
     SECTION 8.02. Letter of Credit Matters. Borrower agrees to defend, indemnify and hold harmless Indemnities from and against, and on demand to reimburse Indemnities for, any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Credit Provider may incur (or which may be claimed against Indemnities by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit or any of the Confirming Letters of Credit or related documents; provided, that Borrower shall not be required to indemnify Indemnities for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the Credit Provider in determining whether a draft or certificate presented under any Letter of Credit complies with the terms of said Letter of Credit or (b) the Credit Provider’s negligent or willful failure to pay under any Letter of Credit after the presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of said Letter of Credit.
     SECTION 8.03. Liability of the Credit Provider. (a) For the exclusive benefit of the Credit Providers and as between the Credit Provider and Borrower only, Borrower assumes all risks of the acts or omissions of the Trustee and any transferee of any Letter of Credit with respect to its use of said Letter of Credit. Neither the Credit Provider nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of the Trustee and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Credit Provider against presentment of documents which do not strictly comply with the terms of any Letter of Credit, including but not limited to, failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Borrower shall have a claim against the Credit Provider, and the Credit Provider shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves was caused by (i) the Credit Provider’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of said Letter of Credit or (ii) the Credit Provider’s willful or negligent failure to pay under any Letter of Credit after the presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of said Letter of Credit. In furtherance and not in limitation of the foregoing, in connection with any Letter of Credit, the Credit Provider may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          (b) Except for the obligations of Credit Provider under the Letters of Credit issued under this Agreement, Credit Provider shall have no liability to Borrower on any other Person as a result of any reduction of the credit rating or any deterioration in the financial condition of Credit Provider. No such reduction or deterioration shall reduce or in any way diminish the obligations of Borrower to Credit Provider under the Reimbursement Documents, including the obligation of Borrower to pay Credit Provider the Letter of Credit Fee due pursuant to Section 2.05 or to reimburse Credit Provider for any Drawing under any Letter of Credit.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. No Waiver; Cumulative Remedies. No course of dealing and no failure or delay of Credit Provider in exercising any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy or preclude any other or future exercise thereof or the exercise of any other right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy or any abandonment or discontinuance of such exercise preclude any other or further exercise thereof or of any other right, power or remedy under this Agreement. The rights, powers and remedies of Credit Provider in this Agreement are cumulative and not exclusive of any rights, powers or remedies which Credit Provider may otherwise have.
     SECTION 9.02. Marshalling. Credit Provider shall not be required to marshall any present or future security for, or guaranties or sureties of, the obligations of Borrower or to resort to any security or any guaranty or surety in any particular order, and Borrower hereby waives, to the fullest extent permitted by law (i) any right it may have to require Credit Provider to pursue any particular remedy before proceeding against Borrower and (ii) any right to the benefit of or to direct the application of the proceeds of any collateral held by Credit Provider until the Indebtedness of Borrower under this Agreement, the Reimbursement Agreement Note and the Reimbursement Loan Note has been paid in full.
     SECTION 9.03. Amendments and Waivers. No waiver, modification or amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Credit Provider and no consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Credit Provider. No waiver, modification or amendment shall extend to or affect any obligation not expressly waived, modified or amended, or impair any right of Credit Provider related to such obligation.
     SECTION 9.04. Notices.
          (a) All notices, requests, demands and other communications provided in this Agreement shall be in writing, and shall be sent or given by overnight courier providing delivery receipt, or by certified mail, return receipt requested, addressed as follows:

To Borrower:	First United Ethanol, LLC
2 West Broad Street
Camilla, Georgia 31730

Attention: Anthony Flag
(229) 522-2822
(229) 522-2824 fax
flag@firstunitedethanol.com

To Credit Provider:	Southwest Georgia Farm Credit
411 West Broughton Street
Bainbridge, Georgia 39818
Attention: Ted Murkerson
(229) 248-0048 ext 112
(229) 248-0054 fax
tmurkerson@swgafarmcredit.com
          (b) All notices, requests, demands and other communications provided in accordance with the provisions of this Agreement shall be effective: (i) if delivered by hand, when delivered; (ii) if sent by overnight courier, one day after mailing; and (iii) if sent by certified mail, return receipt requested, the third day after mailing.
     SECTION 9.05. Costs and Expenses. Borrower agrees to pay on demand: (a) all reasonable costs and expenses of Credit Provider in connection with the preparation, review, execution, delivery and administration of this Agreement and all of the Reimbursement Documents, the Confirming Letters of Credit and related documents, and all other instruments and documents to be delivered under or in connection with the Reimbursement Documents, the Confirming Letters of Credit and related documents, and any waivers or supplements or amendments thereto, including the reasonable fees and expenses of counsel, fees and expenses of appraisers, accountants, and other professionals, costs of property and lien searches, and costs of field audits; (b) all reasonable costs and expenses of Credit Provider (including attorney’s fees and expenses and fees and expenses of the Construction Review Agent and reviewing engineers and inspectors) in connection with the ongoing monitoring of the Project and of Borrower, and the enforcement of, and collection of amounts payable under the Reimbursement Documents and all other instruments and documents to be delivered under or in connection with the Reimbursement Documents, including the reasonable fees and expenses of counsel and the reasonable fees and expenses of appraisers, accountants, and other professionals, and (c) all current and future fees and costs of the Confirming Bank relating to the Confirming Letters of Credit. Such costs and expenses shall include all reasonable costs and expenses (including the reasonable fees and expenses of counsel for Credit Provider) incurred in connection with: (a) the protection, exercise or enforcement of Credit Provider’s rights with respect to any Collateral held by Credit Provider; and (b) the assertion, protection, exercise or enforcement of Credit Provider’s rights in any proceeding under the Bankruptcy Code, including, without limitation, the preparation, filing and prosecution of (i) proofs of claim, (ii) motions for relief from the automatic stay, (iii) motions for adequate protection and (iv) complaints, answers and other pleadings in adversary proceedings by or against Credit Provider or relating in any way to any Collateral held by Credit Provider. Such costs and expenses also shall include the reasonable fees and expenses of counsel for Credit Provider in advising Credit Provider as to its rights and responsibilities under the Reimbursement Documents and Bond Documents and in representing Credit Provider in any legal proceeding in which either the Trustee (or any other Person) seeks to enforce payment by Credit Provider under any Letter of Credit or Borrower seeks to restrain Credit Provider from making payment under any Letter of Credit.
     SECTION 9.06. Credit Provider Expenditures. If Borrower shall fail at any time (after any applicable notice and cure period) to obtain or maintain any insurance coverage provided in this Agreement, discharge taxes or liens, or pay or perform any of its obligations hereunder, Credit Provider shall have the right, in its sole reasonable discretion and without liability to Borrower or any other Person, to do any or all of the foregoing. Any such expenditures by Credit Provider shall be added to the balance due hereunder and shall bear interest at the Default Rate.
     SECTION 9.07 Miscellaneous Payment Provisions.
          (a) All payments to be made by Borrower under this Agreement and the Reimbursement Agreement Note shall be made to Credit Provider in immediately available funds without set-off, counterclaim, deduction or withholding, at the offices of Credit Provider or at such other place as may be directed by Credit Provider.
          (b) Whenever any payment to be made by Borrower under this Agreement and the Reimbursement Agreement Note is stated to be due on a day that is not a Business Day, such payment shall be made on the next day that is a Business Day, and such extension of time shall be involved in the computation of interest and any and all fees due from Borrower under this Agreement.
          (c) If at any time any payment made by Borrower under this Agreement and the Reimbursement Agreement Note is rescinded or must otherwise be returned by Credit Provider for any reason, including, but not limited to, the insolvency, bankruptcy, or reorganization of Borrower, all security interests, liens and rights of Credit Provider with respect to such payment shall be reinstated as though payment had not been made.
     SECTION 9.08. Participations. Credit Provider shall have the right to grant participations in the Letters of Credit to one or more agriculture credit associations, agriculture Banks or commercial banks and, to the extent of any such participation, unless otherwise stated therein, the assignee and participant shall have the same rights and benefits (and be subject to the same limitations and have the same obligations) under this Agreement and other Reimbursement Documents as it would have if it were the Credit Provider under each of the Reimbursement Documents. Notwithstanding the foregoing, Borrower shall continue to deal solely and directly with Credit Provider in connection with Credit Provider’s rights and obligations under this Agreement and other Reimbursement Documents.
     SECTION 9.09. Governing Law. This Agreement shall be governed in all respects by the laws in effect in the State of Georgia (without regard to the principles of conflicts of law) and for all purposes shall be construed in accordance with such laws.
     SECTION 9.10. Headings and Table of Contents. The headings and tables of contents in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or constitute a part of this Agreement.

     SECTION 9.11. Rules of Construction. Unless otherwise expressly provided in this Agreement or unless the context otherwise requires (i) the singular means the plural, and the plural means the singular, (ii) the use of any gender includes all genders, and (iii) all references to Sections and Exhibits are references to Sections and Exhibits of this Agreement. The use of the words “includes” or “including” shall be construed as words of illustration only, and not as words of limitation.
     SECTION 9.12. Continuing Representations. All agreements, representations, warranties and covenants made by Borrower in this Agreement or in any certificate or other document delivered to Credit Provider in connection with this Agreement, shall be continuing as long as (a) any obligations of Credit Provider under this Agreement or any Letter of Credit shall remain outstanding, or (b) any liabilities and obligations of Borrower under this Agreement and the Reimbursement Agreement Note shall remain outstanding and unpaid (except that any such representation or warranty that is qualified as to knowledge or materiality or is made with respect to a specified date shall be continuing as written and as of any such specified date); provided, however, that the covenants set forth in Sections 2.08 through 2.10, 6.12, 6.13 and Article VIII shall survive the payment of such liabilities and obligation.
     SECTION 9.13 Binding Effect. This Agreement shall be binding upon and operate for the benefit of Borrower and Credit Provider, and their respective successors and assigns; provided, however, that Borrower may not assign, transfer, or delegate any of its rights or obligations without the prior written consent of Credit Provider.
     SECTION 9.14 Records. The amounts due and owing under this Agreement and the unpaid interest accrued thereon or in connection therewith shall at all times be ascertained from records of Credit Provider, which shall be conclusive evidence of such amounts, absent manifest error.
     SECTION 9.15 Severability. The inapplicability or unenforceability of any provisions of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement.
     SECTION 9.16. Materiality. All representations and warranties made herein and in documents delivered in support of this Agreement shall be deemed to have been material and relied upon by a Credit Provider and shall survive the execution and delivery of the Agreement and the Reimbursement Documents.
     SECTION 9.17. Waiver of Jury Trial. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING WITHIN THE STATE OF GEORGIA FOR ANY ACTION TO WHICH THE BORROWER AND THE CREDIT PROVIDER ARE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, THE BORROWER WAIVES TRIAL BY JURY AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION INSTITUTED HEREUNDER OR UNDER ANY OF THE

RELATED DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS, OR ANY OTHER PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS TO WHICH THE CREDIT PROVIDER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE CREDIT PROVIDER OR THE BORROWER, AND THE BORROWER CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE CREDIT PROVIDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION THAT HAS JURISDICTION OVER THE BORROWER.
     SECTION 9.18. Integration. This Agreement and the documents and instruments executed and delivered contemporaneously herewith embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings of such persons, verbal or written, relating to the subject matter hereof. This Agreement and the documents and instruments executed in connection herewith represent the final Agreement between the parties and may not be contradicted by prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     SECTION 9.19. Execution in Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute but one and the same document, and any parties hereto may execute this Agreement by signing any such counterparts.
[Signature Page Follows]

[Reimbursement Agreement Signature Page]
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST UNITED ETHANOL, LLC

By:	/s/ Murray Campbell
Name: Title:	Murray Campbell Chairman

SOUTHWEST GEORGIA FARM CREDIT, ACA

By: Name:	/s/ Ted R. Murkerson Ted R. Murkerson
Title:	Capital Markets Administrator

EXHIBIT 2.01A
FORM OF IRREVOCABLE LETTER OF CREDIT
(TAX-EXEMPT BONDS)
November 30, 2006
Irrevocable Letter of Credit No.
Wells Fargo Bank, National Association
Corporate Trust Department
1300 SW Fifth Avenue, 11th Floor
MAC P6101-114
Portland, Oregon 97201
TO: Wells Fargo Bank, N.A., as Trustee
1. For the account of First United Ethanol, LLC, a Georgia limited liability company (the “Company”), we hereby authorize you to draw on us at sight, as hereinafter provided, an amount not exceeding $29,866,028 (such amount, as reduced from time to time pursuant to paragraph 6 below and as reinstated from time to time pursuant to paragraphs 10 and 11 below, being herein called the “Stated Amount”).
2. This Letter of Credit is irrevocable and is issued to you, as trustee under the Trust Indenture dated as of October 1, 2006 (the “Indenture”), between you and the Mitchell County Development Authority (the “Issuer”), pursuant to which Indenture up to $29,000,000 in aggregate principal amount of the Issuer’s Variable Rate Demand Tax-Exempt Economic Development Revenue Bonds, Series 2006 (First United Ethanol, LLC Project) (the “Bonds”) are being issued. This Letter of Credit is issued pursuant to a Reimbursement Agreement dated as of November 30, 2006 (the “Reimbursement Agreement”) between us and the Company. Subject to paragraph 20 hereof, capitalized terms used herein without definition shall have the respective meanings assigned to them in the Indenture.
3. Of the Stated Amount, up to $29,000,000, which is an amount equal to the principal amount of the Bonds (the “Principal Portion”) may be drawn with respect to payment of the unpaid principal amount of the Bonds, or payment of the principal portion of the purchase price of Bonds tendered (or deemed tendered) to you for purchase in accordance with the optional or mandatory tender provisions of the Indenture (“Tendered Bonds”), and up to $866,028, which is an amount equal to interest on the Bonds at the rate of 10% per annum for a period of 109 days, computed on the basis of a 365/366-day year (the “Interest Portion”), may be drawn with respect to payment of unpaid interest on the Bonds, or payment of the interest portion of the purchase price of Tendered Bonds. This Letter of Credit does not apply to any interest that may accrue on the Bonds after the Bonds become due (whether by maturity, redemption, acceleration or otherwise), or to any premium due upon redemption of Bonds, or to the principal of or interest or redemption premium on any Pledged Bonds or if the Bonds have been converted and are no longer in a Variable Rate Period.
4. Funds under this Letter of Credit are available to you against your sight draft(s), drawn on us, stating on their face: “Drawn under Southwest Georgia Farm Credit, ACC Irrevocable Letter of Credit No. ___“, a form of which is attached hereto as Appendix G, accompanied by your written certificate signed by your authorized officer, appropriately completed, in the form of appendix A, B or C hereto, as indicated below. Presentation of such drafts and certificates shall be made at our office located at:
Southwest Georgia Farm Credit, ACA
411 West Broughton Street
Bainbridge, Georgia 39818
Attention:
or at any other office which may be designated by us by written notice delivered to you (the office address specified above and any other office so designated by us being herein called our (“Principal Office”). We hereby agree that each draft drawn under and in compliance with the terms o this Letter of Credit will be duly honored by us with our own funds upon due delivery of the certificates, as specified below, if presented at our Principal Office on or before the expiration date hereof.
5. If a drawing is made by you hereunder at or prior to 10:00 a.m. (Eastern time) on a Business Day, and provided that the documents so presented conform to the terms and conditions hereof, payment shall be made to you, or to our designee, of the amount specified, in immediately available funds, not later than 3:00 p.m. (Eastern time) on the same Business Day. If a drawing if made by you hereunder after 10:00 a.m. (Eastern time) on a Business Day, and provided that the documents so presented conform to the terms and conditions hereof, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 3:00 p.m. (Eastern time) on the next succeeding Business Day. Payment under this Letter of Credit may be made by deposit of immediately available funds into a designated account that you maintain with us. As used herein “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the city where our Principal Office is located are authorized or required by law to close or a day on which the payment system of the Federal Reserve is not operational.
6. Multiple drawings may be made hereunder, provided that drawings honored by us hereunder shall not, in the aggregate, exceed the Stated Amount. The Stated Amount shall be reduced as follows:
     (a) Payment by us of drawings with respect to principal due upon maturity, redemption or acceleration of the Bonds shall pro tanto reduce the Principal Portion of the Stated Amount, without reinstatement.
     (b) Payment by us of drawings with respect to interest due on the Bonds shall pro tanto reduce the Interest Portion of the Stated Amount, subject to reinstatement as provided in paragraph 10 below.
     (c) Payment by us of drawings with respect to the purchase of Tendered Bonds shall prop tanto reduce the Principal Portion of the Stated Amount to the extent of the principal portion of the purchase price so drawn, and shall pro tanto reduce the Interest Portion of the Stated Amount to the extent of the interest portion of the purchase price so drawn, in each case subject to reinstatement as provided in paragraph 11 below.
     (d) At any time after the principal amount of the Bonds outstanding is reduced as a result of payment of the principal of Bonds due upon maturity or redemption, the Interest Portion of the Stated Amount shall be reduced to the maximum amount of interest that would be payable on the Bonds then outstanding for a period of 109 days at the rate of 10% per annum, computed on the basis of a 365/366-day year (the “Maximum Interest coverage”). The Interest Portion of the Stated Amount shall not thereafter be increased or reinstated to an amount in excess of such Maximum Interest Coverage. If, on the date of such reduction the Interest Portion of the Stated Amount then available for drawing hereunder is less than the Maximum Interest Coverage (as a result of draws against the Interest Portion for which no reinstatement has become effective), the Interest Portion shall not thereafter be increased or reinstated to an amount greater than the Maximum Interest Coverage. You will notify us from time to time of changes in the Maximum Interest Coverage.
7. For drawings under the Principal Portion to pay principal of the Bonds due upon maturity, redemption or acceleration, our drafts must be accompanied by your written certificate in the form of Appendix A signed by your authorized officer and appropriately completed (an “A Drawing”).
8. For drawings under the Interest Portion to pay the interest on the Bonds, your drafts must be accompanied by your written certificate in the form of Appendix signed by your authorized officer and appropriately completed (a “B Drawing”).
9. For drawings under the Principal Portion and (if applicable) the Interest Portion to pay the purchase price of Tendered Bonds, your drafts must be accompanied by your written certificate in the form of Appendix C signed by your authorized officer and appropriately completed (a “C Drawing”).
10. At the close of business on the 10th day following payment by us of any B Drawing hereunder, the Interest Portion of the Stated Amount will be automatically reinstated by the amount of such B Drawing unless prior to the close of business on the 10th day following payment of such B Drawing you shall receive written notice from us that the Interest Portion has not been reinstated or that any “Event of Default” as defined in the Reimbursement Agreement has occurred and is continuing; provided, however, that the Interest Portion shall never be reinstated to an amount in excess of the Maximum Interest Coverage, as certified in the most recent notice with respect to Maximum Interest Coverage received by us pursuant to paragraph 6 above.

11. Upon receipt by us of reimbursement in full of amounts due to us because of a C Drawing with respect to any Tendered Bonds, we shall promptly notify you that we have been so reimbursed and that the Stated Amount has been reinstated by the amount of the C Drawing with respect to such Tendered Bonds (such notice is herein called a “Reimbursement Notice” and shall be in the form of appendix D), whereupon (i) the Principal Portion shall be reinstated by the amount of the principal portion of the purchase price of such Tendered Bond or Bonds, which shall be designated in our Reimbursement Notice to you, and (ii) the Interest Portion shall be reinstated by the amount of the interest portion of the purchase price of such Tendered Bond or Bonds, which shall be designated in our Reimbursement Notice to you; provided, however, that the Interest Portion shall never be reinstated to an amount in excess of the Maximum Interest Coverage, as certified in the most recent notice with respect to Maximum Interest Coverage received by us pursuant to paragraph 6 above. If we receive reimbursement for the purchase price of less than all Bonds with respect to which a C Drawing has been made, our Reimbursement Notice shall designate the aggregate principal amount of, and certificate numbers (if applicable), of Bonds with respect to which we have been reimbursed. Bonds with respect to which you receive a Reimbursement Notice from us, as provided in this paragraph, shall no longer be considered “Pledged Bonds” for purposes of the Indenture and the Reimbursement Agreement.
12. Reductions of the Stated Amount provided for in paragraph 6 above shall reduce the amounts which you may draw hereunder notwithstanding:
     (a) The fact that such reduction is the result of a payment under this Letter of Credit against presentation of a sight draft or certificate which does not substantially comply with the terms of this Letter of Credit, including without limitation (i) the fact that any draft or certificate presented upon this Letter of Credit (or any endorsement thereon) proves to be forged, fraudulent, invalid, unenforceable or insufficient in any respect or any statement therein is inaccurate in any respect whatever or (ii) the failure of any document to bear reference, or to bear adequate reference, to this Letter of Credit;
     (b) The use to which this Letter of Credit may be put or any acts or omissions of the Trustee in connection therewith; or
     (c) Any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, in making payment under this Letter of Credit; provided that such payment shall not constitute gross negligence or willful misconduct by us. In furtherance and not in limitation of the foregoing, we may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
13. Only you, as trustee under the Indenture, may make a drawing under this Letter of Credit. Upon the payment to you or your account of the amount specified in sight drafts drawn hereunder, we shall be fully discharged of our obligation under this Letter of Credit with respect to such sight drafts and we shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such sight drafts to you or any other person who may have made or makes a demand for payment of principal or interest with respect to any Bond.

14. This Letter of Credit shall be effective immediately and shall automatically terminate upon the earliest of:
(a) the making by you of the final drawing available to be made hereunder,
(b) our receipt of a certificate in the form of Appendix E hereto appropriately completed and purportedly signed by your duly authorized officer,
(c) 15 days after receipt by you of written notice from us that an “Event of Default”, as defined in the Reimbursement Agreement, has occurred and is continuing,
(d) 15 days after receipt by you of written notice from us that the Interest Portion will not be reinstated pursuant to the provisions hereof,
(e) the date on which the principal amount of and interest on the Bonds shall have been paid in full,
(f) the close of business on the fifth calendar day following any Conversion Date (as defined in the Indenture),
(g) the date on which we honor the draft drawn hereunder pursuant to Section 9.02 of the Indenture following the occurrence of an Event of Default and acceleration under the Indenture, or
(h) our close of business on November 30, 2007 (the “Initial Expiry Date”) provided however, such expiration date shall be automatically extended for up to six (6) one-year periods unless at least 60 days prior to the Initial Expiry Date, or at least 60 days prior to any succeeding anniversary of the Initial Expiry Date, we provide written notice to you that the expiration date shall not be extended, in which event this Letter of Credit shall expire on the Initial Expiry Date or the next succeeding anniversary thereof. Notwithstanding the foregoing, in no event shall the expiration date extend beyond November 30, 2013. The giving of such notice shall be within our sole and absolute discretion.
Upon the expiration of this Letter of Credit you shall immediately deliver the same to us for cancellation.
15. You may transfer your rights in their entirety (but not in part) to any transferee who has succeeded you as trustee under the indenture, and such transferred rights may be successively transferred. Such transfer shall be effected upon the presentation to us of this Letter of Credit accompanied by a transfer letter in the form attached hereto as Appendix F. Upon presentation of such documents to us, we shall forthwith issue an irrevocable Letter of Credit to your transferee with provisions consistent with this Letter of Credit.
16. This credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (the “Uniform

Customs”) except that Article 13(b) and Article 17 of the Uniform Customs shall not be included in this reference to the Uniform Customs and shall not apply hereto. This Letter of Credit shall be deemed to be a contract made under the laws of the State of Georgia and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of such State.
17. All documents, notices and other communications (hereinafter “documents”) provided or permitted by this Letter of Credit to be given or presented to us shall be delivered to us at our Principal Office. For purposes of this Letter of Credit, a document shall be “presented” or a “presentation” of a document shall be made in accordance with the terms hereof only when such document is actually received by our International Department at our Principal Office.
18. All documents, notices and other communications provided or permitted by this Letter of Credit to be given or presented to you shall be delivered to you at Wells Fargo Bank, N.A., Corporate Trust Department, 1300 SW Fifth Avenue, 11th Floor, MAC P6101-114, Portland, Oregon 97201 or at any other address which may be designated by you by written notice delivered to us.
19. Anything herein to the contrary notwithstanding, we shall give you notice within 10 days after any B Drawing hereunder if any Interest Portion has not been reinstated.
20. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds), except only the certificates and the sight drafts referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificates and such sight drafts.

Yours very truly,
Southwest Georgia Farm Credit, ACA
By:

Name:
Title:

APPENDIX A
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for A Drawing
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA (the “Credit Provider”), with reference to Irrevocable Letter of Credit No.                      (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Trustee is making a drawing under the Principal Portion of the Letter of Credit in the amount of $                                           to be applied directly to the payment of unpaid principal on the Bonds due upon maturity, redemption or acceleration. Such amount (a) is due and payable with respect to the principal of the Bonds, or (b) will be due and payable on the date that the Credit Provider is required to pay the draft(s) accompanying this certificate, or (c) will be used on the date of payment by you to establish a trust pursuant to Article [ ] of the Indenture to cause the Bonds to be deemed to be “Fully Paid” under the Indenture.
(3) The aggregate amount of the sight draft(s) accompanying this certificate that is allocable to the payment of principal of the Bonds does not exceed the amount available on the date hereof to be drawn under the Principal Portion of the Letter of Credit.
(4) As a result of this drawing, the Maximum Interest Coverage is now $                    .
IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this                      day of                     , ___.

as Trustee

By:
Name:
Title:

APPENDIX B
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for B Drawing
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA (the “Credit Provider”), with reference to Irrevocable Letter of Credit No.                      (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Trustee is making a drawing under the Interest Portion of the Letter of Credit in the amount of $                     to be applied directly to the payment of unpaid interest on the Bonds. Such amount (a) is due and payable with respect to interest on the Bonds, or (b) will be due and payable on the Bond Payment Date next succeeding the date that the Credit Provider is required to pay the draft(s) accompanying this certificate, or (c) will be used on the date of payment by you to establish a trust pursuant to Article XVI of the Indenture to cause the Bonds to be deemed to be “Fully Paid” under the Indenture.
(3) The aggregate amount of the sight draft(s) accompanying this certificate does not exceed the amount available on the date hereof to be drawn under the Interest Portion of the Letter of Credit.
IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this                     day of                     ,                     .

as Trustee

By:

Name:

Title:

APPENDIX C
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for C Drawing
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA (the “Credit Provider”), with respect to Irrevocable Letter of Credit No.                      (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Trustee is making a drawing under the Letter of Credit in the amount of $                     to be used to pay directly the purchase price of Tendered Bonds. Of the aggregate amount drawn, $                     is drawn under the Interest Portion of the Letter of Credit to pay the interest portion of such purchase price and $                    is drawn under the Principal Portion of the Letter of Credit to pay the principal portion of such purchase price. The aggregate amount so drawn is due and payable with respect to the purchase price of Tendered Bonds, or will be due and payable on the date that the Credit Provider is required to pay the draft(s) accompanying this certificate.
(3) The aggregate amount of the sight draft(s) accompanying this certificate does not exceed the amount available on the date hereof to be drawn under the Letter of Credit; the amount designated above as drawn against the Interest Portion does not exceed the amount available on the date hereof to be drawn under the Interest Portion of the Letter of Credit; and the amount designated above as drawn against the Principal Portion does not exceed the amount available on the date hereof to be drawn under the Principal Portion of the Letter of Credit.
(4) This C Drawing is being made to pay the purchase price of the following Tendered Bonds:

Certificate Number
	(if applicable)	Principal Amount

Total	$

IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this                      day of                     ,                     .
as Trustee

By:

Name:
Title:

APPENDIX D
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Reimbursement Notice
Wells Fargo Bank, N.A., as trustee (the “Trustee”), with respect to Irrevocable Letter of Credit No.                      (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Credit Provider has received reimbursement of amounts due to us because of a C Drawing with respect to the following Tendered Bonds:
Certificate Number

(if applicable)	Principal Amount

Total	$

(2) The Principal Portion shall be reinstated by $                    , which was the amount of the principal portion of the purchase price of the Tendered Bonds referred to in paragraph (1) above.
(3) The Interest Portion shall be reinstated by $                     , which was the amount of the interest portion of the purchase price of the Tendered Bonds referred to in paragraph (1) above.
IN WITNESS WHEREOF, the Credit Provider has caused this certificate to be executed and delivered by its duly authorized officer on this                      day of                     ,                     .
                                        , as Trustee

By:

Name:
Title:

APPENDIX E
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for Cancellation
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA, with respect to Irrevocable Letter of Credit No.                      (the “Letter of Credit”), capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Letter of Credit is hereby delivered to the Credit Provider for cancellation because:
(a) the Bonds have been Fully Paid, or provision for such payment has been made, in accordance with the terms of Article [ ___] of the Indenture; or
(b) the terms and conditions of the Indenture for the acceptance by the Trustee of a Substitute Letter of Credit and the cancellation of the Letter of Credit have been satisfied.
IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this                      day of                     ,                     .

, as Trustee

By:
Name:
Title:

APPENDIX F
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO. ________
Transfer Letter
Southwest Georgia Farm Credit, ACA
Attn:
Date:
Gentlemen:
With reference to your Irrevocable Letter of Credit No.                      (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit), we hereby transfer to                                                              all right, title and interest of the undersigned in and to the Letter of Credit.
We hereby certify that the transferee is the successor trustee under the Indenture.
Please notify the transferee of this transfer.
The Letter of Credit (including amendments to this date, if any) is returned herewith, and we request that you issue a new irrevocable letter of credit in favor of the transferee with provisions consistent with the Letter of Credit, as required by the terms of the Letter of Credit. This transfer shall be void and of no effect if you fail to issue such a letter of credit to the transferee.
Yours very truly,

,

as Trustee

By:
Name:
Title:

APPENDIX G
To Southwest Georgia Farm Credit, ACA
Irrevocable Letter of Credit
No.
Form of Sight Draft

,

City	State

TO:	Southwest Georgia Farm Credit, ACA
411 West Broughton Street
Bainbridge, Georgia 39818 Attention:

At site

PAY TO:	Wells Fargo Bank, N.A., as Trustee

(BENEFICIARY’S NAME)
                                                             U.S. DOLLARS ($                      ) FOR VALUE RECEIVED AND CHARGE TO ACCOUNT OF IRREVOCABLE LETTER OF CREDIT NO.

Wells Fargo Bank, N.A.,
Corporate Trust Agents
11th Floor
MAC P6101-114
Portland, Oregon 97201

Attention:

ABA No:

Account No:

,
As Trustee

By:
(Authorized Officer)

EXHIBIT 2.01B
FORM OF IRREVOCABLE LETTER OF CREDIT
(TAXABLE BONDS)
November 30, 2006
Irrevocable Letter of Credit No.
Wells Fargo Bank, National Association
Corporate Trust Department
1300 SW Fifth Avenue, 11th Floor
MAC P6101-114
Portland, Oregon 97201
TO: Wells Fargo Bank, N.A., as Trustee
1. For the account of First United Ethanol, LLC, a Georgia limited liability company (the “Company”), we hereby authorize you to draw on us at sight, as hereinafter provided, an amount not exceeding $55,097,672 (such amount, as reduced from time to time pursuant to paragraph 6 below and as reinstated from time to time pursuant to paragraphs 10 and 11 below, being herein called the “Stated Amount”).
2. This Letter of Credit is irrevocable and is issued to you, as trustee under the Trust Indenture dated as of October 1, 2006 (the “Indenture”), between you and the Mitchell County Development Authority (the “Issuer”), pursuant to which Indenture up to $53,500,000 in aggregate principal amount of the Issuer’s Variable Rate Demand Taxable Economic Development Revenue Bonds, Series 2006 (First United Ethanol, LLC Project) (the “Bonds”) are being issued. This Letter of Credit is issued pursuant to a Reimbursement Agreement dated as of November 30, 2006 (the “Reimbursement Agreement”) between us and the Company. Subject to paragraph 20 hereof, capitalized terms used herein without definition shall have the respective meanings assigned to them in the Indenture.
3. Of the Stated Amount, up to $53,500,000, which is an amount equal to the principal amount of the Bonds (the “Principal Portion”) may be drawn with respect to payment of the unpaid principal amount of the Bonds, or payment of the principal portion of the purchase price of Bonds tendered (or deemed tendered) to you for purchase in accordance with the optional or mandatory tender provisions of the Indenture (“Tendered Bonds”), and up to $1,597,762, which is an amount equal to interest on the Bonds at the rate of 10% per annum for a period of 109 days, computed on the basis of a 365/366-day year (the “Interest Portion”), may be drawn with respect to payment of unpaid interest on the Bonds, or payment of the interest portion of the purchase price of Tendered Bonds. This Letter of Credit does not apply to any interest that may accrue on the Bonds after the Bonds become due (whether by maturity, redemption, acceleration or otherwise), or to any premium due upon redemption of Bonds, or to the principal of or interest or redemption premium on any Pledged Bonds, or if the Bonds have been converted and are no longer in a Variable Rate Period.
4. Funds under this Letter of Credit are available to you against your sight draft(s), drawn on us, stating on their face: “Drawn under Southwest Georgia Farm Credit, ACC Irrevocable Letter of Credit No. ___“, a form of which is attached hereto as Appendix G, accompanied by your written certificate signed by your authorized officer, appropriately completed, in the form of appendix A, B or C hereto, as indicated below. Presentation of such drafts and certificates shall be made at our office located at:
Southwest Georgia Farm Credit, ACA
411 West Broughton Street
Bainbridge, Georgia 39818
Attention:
or at any other office which may be designated by us by written notice delivered to you (the office address specified above and any other office so designated by us being herein called our (“Principal Office”). We hereby agree that each draft drawn under and in compliance with the terms o this Letter of Credit will be duly honored by us with our own funds upon due delivery of the certificates, as specified below, if presented at our Principal Office on or before the expiration date hereof.
5. If a drawing is made by you hereunder at or prior to 10:00 a.m. (Eastern time) on a Business Day, and provided that the documents so presented conform to the terms and conditions hereof, payment shall be made to you, or to our designee, of the amount specified, in immediately available funds, not later than 3:00 p.m. (Eastern time) on the same Business Day. If a drawing if made by you hereunder after 10:00 a.m. (Eastern time) on a Business Day, and provided that the documents so presented conform to the terms and conditions hereof, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 3:00 p.m. (Eastern time) on the next succeeding Business Day. Payment under this Letter of Credit may be made by deposit of immediately available funds into a designated account that you maintain with us. As used herein “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the city where our Principal Office is located are authorized or required by law to close or a day on which the payment system of the Federal Reserve is not operational.
6. Multiple drawings may be made hereunder, provided that drawings honored by us hereunder shall not, in the aggregate, exceed the Stated Amount. The Stated Amount shall be reduced as follows:
     (a) Payment by us of drawings with respect to principal due upon maturity, redemption or acceleration of the Bonds shall pro tanto reduce the Principal Portion of the Stated Amount, without reinstatement.

     (b) Payment by us of drawings with respect to interest due on the Bonds shall pro tanto reduce the Interest Portion of the Stated Amount, subject to reinstatement as provided in paragraph 10 below.
     (c) Payment by us of drawings with respect to the purchase of Tendered Bonds shall prop tanto reduce the Principal Portion of the Stated Amount to the extent of the principal portion of the purchase price so drawn, and shall pro tanto reduce the Interest Portion of the Stated Amount to the extent of the interest portion of the purchase price so drawn, in each case subject to reinstatement as provided in paragraph 11 below.
     (d) At any time after the principal amount of the Bonds outstanding is reduced as a result of payment of the principal of Bonds due upon maturity or redemption, the Interest Portion of the Stated Amount shall be reduced to the maximum amount of interest that would be payable on the Bonds then outstanding for a period of 109 days at the rate of 10% per annum, computed on the basis of a 365/366-day year (the “Maximum Interest coverage”). The Interest Portion of the Stated Amount shall not thereafter be increased or reinstated to an amount in excess of such Maximum Interest Coverage. If, on the date of such reduction the Interest Portion of the Stated Amount then available for drawing hereunder is less than the Maximum Interest Coverage (as a result of draws against the Interest Portion for which no reinstatement has become effective), the Interest Portion shall not thereafter be increased or reinstated to an amount greater than the Maximum Interest Coverage. You will notify us from time to time of changes in the Maximum Interest Coverage.
7. For drawings under the Principal Portion to pay principal of the Bonds due upon maturity, redemption or acceleration, our drafts must be accompanied by your written certificate in the form of Appendix A signed by your authorized officer and appropriately completed (an “A Drawing”).
8. For drawings under the Interest Portion to pay the interest on the Bonds, your drafts must be accompanied by your written certificate in the form of Appendix signed by your authorized officer and appropriately completed (a “B Drawing”).
9. For drawings under the Principal Portion and (if applicable) the Interest Portion to pay the purchase price of Tendered Bonds, your drafts must be accompanied by your written certificate in the form of Appendix C signed by your authorized officer and appropriately completed (a “C Drawing”).
10. At the close of business on the 10th day following payment by us of any B Drawing hereunder, the Interest Portion of the Stated Amount will be automatically reinstated by the amount of such B Drawing unless prior to the close of business on the 10th day following payment of such B Drawing you shall receive written notice from us that the Interest Portion has not been reinstated or that any “Event of Default” as defined in the Reimbursement Agreement has occurred and is continuing; provided, however, that the Interest Portion shall never be reinstated to an amount in excess of the Maximum Interest Coverage, as certified in the most recent notice with respect to Maximum Interest Coverage received by us pursuant to paragraph 6 above.

11. Upon receipt by us of reimbursement in full of amounts due to us because of a C Drawing with respect to any Tendered Bonds, we shall promptly notify you that we have been so reimbursed and that the Stated Amount has been reinstated by the amount of the C Drawing with respect to such Tendered Bonds (such notice is herein called a “Reimbursement Notice” and shall be in the form of appendix D), whereupon (i) the Principal Portion shall be reinstated by the amount of the principal portion of the purchase price of such Tendered Bond or Bonds, which shall be designated in our Reimbursement Notice to you, and (ii) the Interest Portion shall be reinstated by the amount of the interest portion of the purchase price of such Tendered Bond or Bonds, which shall be designated in our Reimbursement Notice to you; provided, however, that the Interest Portion shall never be reinstated to an amount in excess of the Maximum Interest Coverage, as certified in the most recent notice with respect to Maximum Interest Coverage received by us pursuant to paragraph 6 above. If we receive reimbursement for the purchase price of less than all Bonds with respect to which a C Drawing has been made, our Reimbursement Notice shall designate the aggregate principal amount of, and certificate numbers (if applicable), of Bonds with respect to which we have been reimbursed. Bonds with respect to which you receive a Reimbursement Notice from us, as provided in this paragraph, shall no longer be considered “Pledged Bonds” for purposes of the Indenture and the Reimbursement Agreement.
12. Reductions of the Stated Amount provided for in paragraph 6 above shall reduce the amounts which you may draw hereunder notwithstanding:
     (a) The fact that such reduction is the result of a payment under this Letter of Credit against presentation of a sight draft or certificate which does not substantially comply with the terms of this Letter of Credits (including without limitation (i) the fact that any draft or certificate presented upon this Letter of Credit (or any endorsement thereon) proves to be forged, fraudulent, invalid, unenforceable or insufficient in any respect or any statement therein is inaccurate in any respect whatever or (ii) the failure of any document to bear reference, or to bear adequate reference, to this Letter of Credit;
     (b) The use to which this Letter of Credit may be put or any acts or omissions of the Trustee in connection therewith; or
     (c) Any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, in making payment under this Letter of Credit; provided that such payment shall not constitute gross negligence or willful misconduct by us. In furtherance and not in limitation of the foregoing, we may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
13. Only you, as trustee under the Indenture, may make a drawing under this Letter of Credit. Upon the payment to you or your account of the amount specified in sight drafts drawn hereunder, we shall be fully discharged of our obligation under this Letter of Credit with respect to such sight drafts and we shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such sight drafts to you or any other person who may have made or makes a demand for payment of principal or interest with respect to any Bond.
14. This Letter of Credit shall be effective immediately and shall automatically terminate upon the earliest of:
(a) the making by you of the final drawing available to be made hereunder,
(b) our receipt of a certificate in the form of Appendix E hereto appropriately completed and purportedly signed by your duly authorized officer,
(c) 15 days after receipt by you of written notice from us that an “Event of Default”, as defined in the Reimbursement Agreement, has occurred and is continuing,
(d) 15 days after receipt by you of written notice from us that the Interest Portion will not be reinstated pursuant to the provisions hereof,
(e) the date on which the principal amount of and interest on the Bonds shall have been paid in full,
(f) the close of business on the fifth calendar day following any Conversion Date (as defined in the Indentures),
(g) the date on which we honor the draft drawn hereunder pursuant to Section 9.02 of the Indenture following the occurrence of an Event of Default and acceleration under the Indenture, or
(i) our close of business on November 30, 2007 (the “Initial Expiry Date”) provided however, such expiration date shall be automatically extended for up to six (6) one-year periods unless at least 60 days prior to the Initial Expiry Date, or at least 60 days prior to any succeeding anniversary of the Initial Expiry Date, we provide written notice to you that the expiration date shall not be extended, in which event this Letter of Credit shall expire on the Initial Expiry Date or the next succeeding anniversary thereof. Notwithstanding the foregoing, in no event shall the expiration date extend beyond November 30, 2013. The giving of such notice shall be within our sole and absolute discretion.
Upon the expiration of this Letter of Credit you shall immediately deliver the same to us for cancellation.
15. You may transfer your rights in their entirety (but not in part) to any transferee who has succeeded you as trustee under the indenture, and such transferred rights may be successively transferred. Such transfer shall be effected upon the presentation to us of this Letter of Credit accompanied by a transfer letter in the form attached hereto as Appendix F. Upon presentation of such documents to us, we shall forthwith issue an irrevocable Letter of Credit to your transferee with provisions consistent with this Letter of Credit.

16. This credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (the “Uniform Customs”) except that Article 13(b) and Article 17 of the Uniform Customs shall not be included in this reference to the Uniform Customs and shall not apply hereto. This Letter of Credit shall be deemed to be a contract made under the laws of the State of Georgia and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of such State.
17. All documents, notices and other communications (hereinafter “documents”) provided or permitted by this Letter of Credit to be given or presented to us shall be delivered to us at our Principal Office. For purposes of this Letter of Credit, a document shall be “presented” or a “presentation” of a document shall be made in accordance with the terms hereof only when such document is actually received by our International Department at our Principal Office.
18. All documents, notices and other communications provided or permitted by this Letter of Credit to be given or presented to you shall be delivered to you at Wells Fargo Bank, N.A., Corporate Trust Department, 1300 SW Fifth Avenue, 11th Floor, MAC P6101-114, Portland, Oregon 97201 or at any other address which may be designated by you by written notice delivered to us.
19. Anything herein to the contrary notwithstanding, we shall give you notice within 10 days after any B Drawing hereunder if any Interest Portion has not been reinstated.
20. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds), except only the certificates and the sight drafts referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificates and such sight drafts.
Yours very truly,
Southwest Georgia Farm Credit, ACA

By:

Name:
Title:

APPENDIX A
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for A Drawing
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA (the “Credit Provider”), with reference to Irrevocable Letter of Credit No.                      (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Trustee is making a drawing under the Principal Portion of the Letter of Credit in the amount of $                     to be applied directly to the payment of unpaid principal on the Bonds due upon maturity, redemption or acceleration. Such amount (a) is due and payable with respect to the principal of the Bonds, or (b) will be due and payable on the date that the Credit Provider is required to pay the draft(s) accompanying this certificate, or (c) will be used on the date of payment by you to establish a trust pursuant to Article [     ] of the Indenture to cause the Bonds to be deemed to be “Fully Paid” under the Indenture.
(3) The aggregate amount of the sight draft(s) accompanying this certificate that is allocable to the payment of principal of the Bonds does not exceed the amount available on the date hereof to be drawn under the Principal Portion of the Letter of Credit.
(4) As a result of this drawing, the Maximum Interest Coverage is now $                    .
IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this ___day of                    , ___.

as Trustee
By:
Name:
Title:

APPENDIX B
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for B Drawing
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA (the “Credit Provider”), with reference to Irrevocable Letter of Credit No.                     (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Trustee is making a drawing under the Interest Portion of the Letter of Credit in the amount of $                    to be applied directly to the payment of unpaid interest on the Bonds. Such amount (a) is due and payable with respect to interest on the Bonds, or (b) will be due and payable on the Bond Payment Date next succeeding the date that the Credit Provider is required to pay the draft(s) accompanying this certificate, or (c) will be used on the date of payment by you to establish a trust pursuant to Article [   ] of the Indenture to cause the Bonds to be deemed to be “Fully Paid” under the Indenture.
(3) The aggregate amount of the sight draft(s) accompanying this certificate does not exceed the amount available on the date hereof to be drawn under the Interest Portion of the Letter of Credit.
IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this ___day of                     , ___.

as Trustee

By:

Name:
Title:

APPENDIX C
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for C Drawing
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA (the “Credit Provider”), with respect to Irrevocable Letter of Credit No.                      (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Trustee is making a drawing under the Letter of Credit in the amount of $                    to be used to pay directly the purchase price of Tendered Bonds. Of the aggregate amount drawn, $                                        is drawn under the Interest Portion of the Letter of Credit to pay the interest portion of such purchase price and $                                        is drawn under the Principal Portion of the Letter of Credit to pay the principal portion of such purchase price. The aggregate amount so drawn is due and payable with respect to the purchase price of Tendered Bonds, or will be due and payable on the date that the Credit Provider is required to pay the draft(s) accompanying this certificate.
(3) The aggregate amount of the sight draft(s) accompanying this certificate does not exceed the amount available on the date hereof to be drawn under the Letter of Credit; the amount designated above as drawn against the Interest Portion does not exceed the amount available on the date hereof to be drawn under the Interest Portion of the Letter of Credit; and the amount designated above as drawn against the Principal Portion does not exceed the amount available on the date hereof to be drawn under the Principal Portion of the Letter of Credit.
(4) This C Drawing is being made to pay the purchase price of the following Tendered Bonds:

Certificate Number
	(if applicable)	Principal Amount

Total $

IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this                      day of                     ,                     .
as Trustee

By:
Name: Title:

APPENDIX D
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Reimbursement Notice
Wells Fargo Bank, N.A., as trustee (the “Trustee”), with respect to Irrevocable Letter of Credit No.                     (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
     (1) The Credit Provider has received reimbursement of amounts due to us because of a C Drawing with respect to the following Tendered Bonds:
Certificate Number

(if applicable)	Principal Amount

Total       $
(2) The Principal Portion shall be reinstated by $                    , which was the amount of the principal portion of the purchase price of the Tendered Bonds referred to in paragraph (1) above.
(3) The Interest Portion shall be reinstated by $                    , which was the amount of the interest portion of the purchase price of the Tendered Bonds referred to in paragraph (1) above.
IN WITNESS WHEREOF, the Credit Provider has caused this certificate to be executed and delivered by its duly authorized officer on this                      day of                     ,                    .

, as Trustee

By:
Name: Title:

APPENDIX E
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Certificate for Cancellation
Wells Fargo Bank, N.A., as trustee (the “Trustee”), hereby certifies to Southwest Georgia Farm Credit, ACA, with respect to Irrevocable Letter of Credit No.                      (the “Letter of Credit”), capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit) issued by the Credit Provider in favor of the Trustee, that:
(1) The Trustee is the trustee under the Indenture.
(2) The Letter of Credit is hereby delivered to the Credit Provider for cancellation because:
(a) the Bonds have been Fully Paid, or provision for such payment has been made, in accordance with the terms of Article [                      ] of the Indenture; or
(b) the terms and conditions of the Indenture for the acceptance by the Trustee of a Substitute Letter of Credit and the cancellation of the Letter of Credit have been satisfied.
IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed and delivered by its duly authorized officer on this                      day of                     ,                     .

, as Trustee

By:
Name: Title:

APPENDIX F
TO
SOUTHWEST GEORGIA FARM CREDIT, ACA
IRREVOCABLE LETTER OF CREDIT NO.
Transfer Letter
Southwest Georgia Farm Credit, ACA
Attn:
Date:
Gentlemen:
With reference to your Irrevocable Letter of Credit No.                     (the “Letter of Credit”; capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Letter of Credit), we hereby transfer to                                                              all right, title and interest of the undersigned in and to the Letter of Credit.
We hereby certify that the transferee is the successor trustee under the Indenture.
Please notify the transferee of this transfer.
The Letter of Credit (including amendments to this date, if any) is returned herewith, and we request that you issue a new irrevocable letter of credit in favor of the transferee with provisions consistent with the Letter of Credit, as required by the terms of the Letter of Credit. This transfer shall be void and of no effect if you fail to issue such a letter of credit to the transferee.
Yours very truly,
                                                            ,
as Trustee

By:
Name:
Title:

APPENDIX G
To Southwest Georgia Farm Credit, ACA
Irrevocable Letter of Credit
No.
Form of Sight Draft

,
City	State

TO:	Southwest Georgia Farm Credit, ACA 411 West Broughton Street Bainbridge, Georgia 39818 Attention:
At site

PAY TO:	Wells Fargo Bank, N.A., as Trustee (BENEFICIARY’S NAME)
                                                             U.S. DOLLARS ($                                         ) FOR VALUE RECEIVED AND CHARGE TO ACCOUNT OF IRREVOCABLE LETTER OF CREDIT NO.

Wells Fargo Bank, N.A.
Corporate Trust Department
1300 SW Fifth Avenue
11th Floor
MAC P6101-114
Portland, Oregon 97201
Attention:

ABA No:

Account No:

As Trustee

By:
(Authorized Officer)

EXHIBIT 2.04
FORM OF REIMBURSEMENT AGREEMENT NOTE
REIMBURSEMENT AGREEMENT NOTE
     FOR VALUE RECEIVED, FIRST UNITED ETHANOL, LLC, a Georgia limited liability company (the “Borrower”), hereby promises to pay to the order of SOUTHWEST GEORGIA FARM CREDIT, ACA (the “Bank") a principal sum equal to Eighty Four Million Nine Hundred Sixty-Three Thousand Seven Hundred Dollars ($84,963,700), (the “Principal Sum"), or such lesser amount as is owing to Bank from time to time in connection with the Reimbursement Agreement dated as of November 30, 2006 between Borrower and Bank (the “Reimbursement Agreement"), by reason of drawings under those certain Letters of Credit, Nos:                      and                     , together with interest as provided below, payable as herein provided, on the unpaid principal balance hereof from time to time outstanding at a fluctuating annual rate of interest equal to the Advance Rate (defined below). Upon the occurrence and during the continuation of any Event of Default hereunder or under the Reimbursement Agreement, this Note shall bear interest at the Default Rate (defined below). Interest shall be calculated on the basis of a 365-day year, and the actual number of days elapsed. (Capitalized terms not defined in this Note shall have the meanings given such terms in the Reimbursement Agreement.)
     Any amount payable under this Note shall be payable on the same day as draws are made on the Letters of Credit in the full amount of such draws without demand or notice to Borrower. Any amount not paid at such times shall accrue interest at the Advance Rate until paid, and shall be paid upon demand, together with interest on the unpaid principal balance hereof until paid in full. All payments of principal of and interest on this Note shall be payable in immediately available funds at the address of Bank which is specified in the Reimbursement Agreement, or at such other place as Bank, from time to time, in writing may require, and shall be made in legal tender of the United States of America.
     All payments hereon shall be applied first to accrued interest then payable and then to principal. Borrower hereby waives presentment, protest, notice of protest or other notice of dishonor of any kind or notice of non-payment of this Note, and promises to pay all reasonable costs of collection when incurred, including reasonable attorneys’ fees and costs of executing on any judgment. No extension of the time for payment of this Note or any installment hereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release or discharge the original liability under this Note, either in whole or in part, of Borrower.
     For purposes of this Note, “Advance Rate” means the annual “Prime Rate”, as published in The Wall Street Journal under the heading “Money Rates”, plus two and one-half percent (2 1/2%), or the 90-day LIBOR Rate plus five and one-quarter percent (5.25%), in each case as such rate is stated on the date of determination.

     If any amount advanced by Bank pursuant to one or more draws on either Letter of Credit is not paid in full, together with accrued interest thereon at the Advance Rate, within ten (10) days of the date of the draw on the applicable Letter of Credit, such sums shall accrue interest from and after such date until paid in full at the Default Rate equal to the Advance Rate plus two percent (2%) per annum. If the principal amount due, together with accrual but unpaid interest, is not paid upon demand by Bank, the Bank may accelerate the entire Principal Sum, which shall then be immediately due and owing, plus accrued interest until paid at the Default Rate. This Note evidences borrowings under, is subject to and secured by, and shall be paid and enforced in accordance with, the terms of the Reimbursement Agreement, to which reference is hereby made for certain additional terms and conditions affecting this Note, and is the “Reimbursement Agreement Note” as that term is defined in Section 2.04 of the Reimbursement Agreement. Payment of this Note is also secured by the Deed to Secure Debt and the Pledge and Security Agreement of even date herewith between Borrower and Bank as referenced in the Reimbursement Agreement.
     Borrower shall pay all of bank’s reasonable expenses incurred to enforce or collect any of the amounts due under this Note including, without limitation, court costs, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owning, returned to Borrower.
     Lender may from time to time sell or assign, in whole or in part, or grant participations in, the Reimbursement Agreement and the Letters of Credit, this Note and/or the obligations evidenced thereby. The holder of any such sale, assignment or participation, if the applicable agreement between Lender and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Lender; and (b) deemed to hold and may exercise the rights of setoff or lien with respect to any and all obligations of such holder to Borrower, in each case as fully as though Borrower were directly indebted to such holder. Lender may in its discretion give notice to Borrower of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Lender’s or such holder’s rights hereunder. Written consent of Lender and any attempt by Borrower to assign without Lender’s prior written consent is null and void. Any assignment shall not release Borrower from the obligations under this Note or the other Reimbursement Documents.
     This Note is governed by and construed in accordance with the laws of the State of Georgia (other than any conflict of laws principles thereof) and applicable federal law.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Borrower has caused this Reimbursement Agreement Note to be duly executed as of the date and year first above written.

FIRST UNITED ETHANOL, LLC, a Georgia limited liability company.
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 2.07
The Cash Sweep Percentage, Maximum Cash Sweep, and Maximum Capital Expenditures shall be adjusted annually, on May 1, based upon the Borrower’s Equity Ratio at fiscal year end December 31, as reflected in the Matrix below.

	Level 1	Level 2	Level 3
		< 60%	< 50%
Equity Ratio	> 60%	≥ 50%	≥ 40%
Cash Sweep Percentage	20%	40%	60%
Maximum Cash Sweep	$1,000,000	$2,000,000	$2,000,000
Maximum Capital Expenditures	$3,000,000	$1,500,000	$800,000

EXHIBIT 5.05
LITIGATION AND CLAIMS
     None.

EXHIBIT 5.07
CONTINGENT LIABILITIES
None other than those of the Bonds, the Subordinate Bonds and the Reimbursement Agreement with Credit Provider.

EXHIBIT 6.03
INSURANCE
1.0 GENERAL PROVISIONS
     1.1 The Borrower shall at all times carry and maintain or cause to be carried and maintained, at its own expense, the minimum insurance coverage set forth in this Schedule 6.03 The terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects to the Credit Provider. From the Closing Date and until all obligations under the Reimbursement Agreement and the Reimbursement Agreement Note are satisfied in full, the terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects in the reasonable judgment of the Credit Provider, and the Credit Provider may require that such terms be modified if (i) a state of facts exists with respect to the Project that was not foreseen by the Credit Provider and which, in the reasonable judgment of the Credit Provider, renders such coverage inadequate, (ii) insurance coverage becomes available that was not otherwise available at the time of Closing and (iii) the requested coverage is available on commercially reasonable terms.
     All insurance carried pursuant to this Schedule 6.03 shall conform to the relevant provisions of the respective Reimbursement Documents and be with insurance companies which are authorized to do business in Georgia and rated “A-, X” or better by A. M. Best’s Insurance Guide and Key Ratings, or other insurance companies of recognized responsibility satisfactory to the Agent. None of the Credit Provider or the Lenders shall have any obligation or liability for premiums, commissions, assessments or calls in connection with any insurance policy required under this Schedule 6.03.
     Capitalized terms used in this Schedule 6.03 not otherwise defined herein shall have the meanings set forth in the Reimbursement Agreement, or if not defined therein, as such terms are used in the common practice of the insurance industry.
     The insurance carried in accordance with this Schedule 6.03 shall be endorsed as follows unless prohibited by law:
          (a) With respect to loss payee and additional insured:
(i) The Credit Provider shall be sole loss payee with respect to Sections 3.1, 3.2, 3.3, 4.1, and 4.2 hereof using a Standard Lenders Loss Payable Clause acceptable to the Credit Provider.
(ii) The Credit Provider shall be additional insureds with respect to all of the insurance policies (except Professional Liability, Directors and Officers and Workers Compensation or where otherwise not legally allowed);

          (b) With respect to sections 3.1, 3.2, 3.3, 4.1, and 4.2 hereof, the interest of the Credit Provider shall not be invalidated by any action or inaction of the Borrower and shall insure the Credit Provider regardless of any breach or violation by the Borrower of any warranties, declarations or conditions in such policies or any foreclosure or change in ownership of the Project;
          (c) The insurer thereunder shall waive all rights of subrogation against the Credit Provider and their respective officers, employees, agents, successors and assigns and shall waive any right of setoff and counterclaim and any other right to deduction whether by attachment or otherwise;
          (d) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of any of Credit Provider with respect to its interest as such in the Project and each policy insuring against liability to third parties shall contain a severability of interests or cross liability provision;
          (e) The builder’s risk, delay in startup and marine cargo set forth in 3.0 below, shall be non-cancellable except for non payment of premiums 10 days after receipt by the Credit Provider of written notice of cancellation sent by registered mail from the insurer. If, at any time, any other insurance required under this Schedule 6.03 is canceled, or reduced, such cancellation or reduction shall not be in effect for 45 days, except for nonpayment of premium which shall be 10 days, after receipt by the Credit Provider of written notice of cancellation sent by registered mail from the insurer.
          (f) Any insurance carried hereunder that is written to cover more than one insured, shall provide that all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the Borrower), shall operate in the same manner as if there were a separate policy covering such insured.
     1.2. Adjustment of Losses.
          (a) The loss, if any, under any insurance required to be carried hereunder shall be adjusted with the insurance companies or otherwise collected, including the filing in a timely manner of appropriate proceedings, by the Borrower, subject to the approval of the Credit Provider as it pertains to losses in excess of $1,000,000 under Section 3.1, 3.2, 3.3, 4.1, and 4.2 hereof only. In addition, the Borrower shall take all other steps necessary or requested by the Credit Provider to collect from insurers any loss covered by any of the insurance policies herein. All such policies shall provide that the loss, if any, and coverage afforded under such insurance shall be adjusted and paid as provided in this Schedule 6.03.
          (b) The Borrower shall promptly notify the Credit Provider of any loss in excess of $500,000 covered by any insurance maintained pursuant to Sections 3.1, 3.2, 3.3, 4.1, and 4.2. The Borrower and the Credit Provider shall cooperate and consult with each other in all matters pertaining to the settlement or adjustment of any and all claims and demands for damages on account of any taking or condemnation of the project or pertaining to the settlement, compromising or arbitration of any claim on account of any damage or destruction of the Project or any portion thereof. Without the prior written consent of the Credit Provider, the Borrower shall not settle, or consent to the settlement of losses in excess of $1,000,000, any proceeding arising out of any damage, destruction or condemnation of the Project or any portion thereof.
     1.3 Application of Payments. All payments with respect to Sections 3.1, 3.2, 3.3, 4.1 and 4.2 hereof received by the Credit Provider or the Borrower from any insurer with respect to loss or damage to the Project or other collateral shall promptly be deposited in the bond fund under the indenture for application in accordance with the provisions of the indenture.
     1.4 Evidence of Insurance. Prior to the Closing Date and on an annual basis at 10 days following each policy anniversary, the borrower shall furnish to the Credit Provider with approved certification of all required insurance. An authorized representative of each insurer shall execute such certificates. Such certificates shall identify underwriters, the type of insurance, the insurance limits, the risks covered thereby and the policy term, shall specifically state that the special provisions enumerated for such insurance herein are provided by such insurance. The Borrower shall certify that the premiums on all such policies have been paid in full for the current year or will be paid when due. Upon request, the Borrower will promptly furnish to the Credit Provider copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the Project.
     1.5 No Duty to Verify. No provision of this Schedule 6.03 or any provision of any of the Reimbursement Documents shall impose on the Credit Provider any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Credit Provider be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.
     1.6 Duty to Inform the Agent of Unavailability of Deductibles. In the event that any deductibles required by this Schedule 6.03 become unavailable on commercially reasonable terms, then the Borrower shall inform the Credit Provider of deductibles that are available on commercially reasonable terms, and shall procure such deductible within 10 days after the Credit Provider in consultation with the Insurance Consultant has approved an available deductible.
2.0 INSURANCE FOR THE FULL TERM OF THE REIMBURSEMENT AGREEMENT. The Borrower shall maintain in full force and effect at all times on and after the Closing Date (unless otherwise specified below) and continuing until all obligations under the Reimbursement Agreement have been satisfied (unless otherwise specified below) the following insurance policies with limits and coverage provisions sufficient to satisfy the requirements and limits and coverage provisions set forth below.
     2.1 Commercial General Liability. Commercial general liability insurance for the Project, written on “occurrence” policy forms, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, independent contractor’s and personal injury, with no exclusions for explosion, sudden and accidental pollution (which, during Operations, combined primary and excess limit shall not be less than $5,000,000 per occurrence and in the aggregate), collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2,000,000 annual aggregate limit for products/completed operations coverage. The commercial general liability policy shall also include a severability of interest clause and a cross liability clause in the event more than one entity is an “insured” under the liability policy. Deductibles in excess of $25,000 shall be subject to review and approval by the Credit Provider. This policy shall also be endorsed to include fire legal liability and to remove the rail road exclusion with limits not less than replacement cost of the value of any real property covered under any rail agreement entered into by the Borrower or such higher limits as required by contract.
     2.2 Automobile Liability. Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death. Automobile insurance shall include the Motor Carrier Act Endorsement encompassing Hazardous Materials Cleanup (MCS-90), if the exposure exists.
     2.3 Workers Compensation. Workers compensation insurance to statutory limits and employer’s liability with a limit of not less than $500,000 and such other forms of insurance which Borrower is required by law to provide during construction of the Project, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of Borrower.
     2.4 Umbrella or Excess Liability. Umbrella or excess liability insurance of not less than $20,000,000 per occurrence and in the aggregate in respect of products and completed operations liability only. Such coverages shall be written on occurrence policy form or “claims first made” policy form and excess of coverage provided by the policies described in Sections 2.1, 2.2 and 2.3. If the policy or policies provided under this Section 2.4 contain(s) aggregate limits applying to other operations of the Borrower, other than the Project, and such limits are diminished below $10,000,000 by any incident, occurrence, claim, settlement or judgment against such insurance which has caused the insurer to establish a reserve, Borrower shall, within five (5) Business Days after obtaining knowledge of such event, inform the Credit Provider, and within thirty (30) Business Days after shall purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this Section 2.4.
     2.5 Directors and Officers Insurance. Upon election of a Board of Directors and until the Termination Date, the Borrower shall maintain, or cause to be maintained, Directors and Officers Insurance (including Employment Practices Liability) with limits representative of industry practice but in any event no less than $5,000,000.
     2.6 Aircraft Liability. Aircraft liability insurance, if any aircraft are used in connection with the construction or operation of the Project, in an amount of not less than $10,000,000 for all owned, non-owned and hired fixed wing or rotary aircraft.
3.0 CONSTRUCTION PERIOD INSURANCE
The Borrower shall place or cause to be placed the following coverages on or prior to the date Notice to Proceed is given to the Builder and such coverages shall be maintained in effect at all times until the project is fully completed:

     3.1 Builder’s Risk. Builder “all risk” insurance providing coverage for the Project, on a replacement cost basis and on a form acceptable to the Credit Provider, including, but not limited to, the perils of fire, lightning, windstorm, flood and earthquake (including sinkhole and subsidence), strike, riot, civil commotion, vandalism and malicious mischief insuring the buildings, structures, machinery, equipment, facilities, fixtures and other properties constituting a part of the Project and property of others, such as grain storage facilities, and rail cars for which the Borrower has responsibility to insure. Sub limits are permitted, but for not less than standard industry practice, for inland transit (for full replacement cost of the single transit), removal of debris/cost of cleanup, offsite storage (for full replacement cost of equipment in storage), expediting expense, flood (for not less than $100,000,000), earthquake (for not less than $100,000,000) and seepage and pollution remediation. The builder’s all risk policy shall include coverage for testing and commissioning at full replacement cost for a period of at least three (3) months or more if required by the Builder.
          All such policies shall have deductibles of not greater than $100,000 for physical damage except $250,000 for testing and commissioning and $250,000 for acts of nature (such as flood and earthquake). This coverage shall not include any annual or term aggregate limits of liability or a clause requiring the payment of additional premium to reinstate the limits after a loss except for losses caused by the perils of flood and earthquake.
     3.2 Delay in Startup. Delay in startup insurance, on an “all risks” basis including testing, commissioning and startup (machinery breakdown and electrical injury) coverage, during the construction period with limits of not less than 12 months of projected revenues less non-continuing expenses, with the 12 months indemnification period being exclusive of the deductible waiting period. The deductible or waiting period shall not exceed thirty (30) days from the planned Final Completion Date. Borrower shall also maintain or cause to be maintained contingent delay in startup as respects an insured loss at either facility of any single supplier or customer which would significantly delay the Project’s completion or going into operation.
     3.3 Marine Cargo (to the extent such transportation is used). At least thirty-five (30) days prior to the shipment of equipment manufactured outside the United States, ocean cargo coverage shall be secured in an amount not less than the full replacement costs of equipment shipped with certificates of insurance being evidenced to the Credit Provider. Such coverage shall apply to all equipment destined for the Project which is valued in excess of $250,000 and/or is considered critical and has a lead time to replace exceeding six (6) months. The ocean cargo policy shall attach coverage at the point of loading for departure from the premises of the manufacturer and shall continue in force until the shipment arrives at the Project including 60 days storage, or until it is insured under the builder’s all risk policy. Delay in start up (advanced loss of profits) shall be insured in an amount sufficient to cover continuing expenses and Debt Service during the lead time to replace the equipment (12 months) subject to a deductible of 30 days commencing from the scheduled completion date as defined in the policy. Deductibles applying to marine cargo shall not exceed $50,000.
     3.4 Contractors Pollution Legal Liability. Sudden and accidental pollution legal liability insurance with a limit commensurate with industry practice for similar construction projects but not less than $5,000,000. Such coverage can be included in the commercial general liability and umbrella or excess liability covers or provided separately. Claims made coverage forms and deductibles of up to $100,000 are acceptable and the requirement for this coverage can be satisfied by the Builder when Borrower is named as an additional insured on its policy.
     3.5 Insurance Required of Contractors and Subcontractors. All contractors and subcontractors prior to performing work for the Project, shall arrange and maintain and certify on a form acceptable to the Borrower the types of insurance as set forth in Sections 2.1, 2.2, 2.3 and 2.4 with the same limits except the umbrella limits shall be no less than $20,000,000. Contractors shall be responsible for insuring their own materials and equipment. Such insurance supplied by the parties shall, with the exception of workers compensation:
(i)	Include Borrower and Credit Provider as additional insureds;

(ii)	Be primary as respects insurance provided Borrower and Credit Provider as additional insured;

(iii)	Waive rights of subrogation against Borrower and Credit Provider as additional insured;

(iv)	Continue in force until obligations of contractor and subcontractor are fulfilled.
     3.6 Professional Liability. Professional Liability insurance with respect to the design and engineering of the Project shall be carried by the Builder as per contractual requirements but not for less than $5,000,000 per occurrence.
4.0 OPERATING INSURANCE
The Borrower shall arrange or cause to be arranged the following coverages which are to be placed into effect at the earlier of the expiration of the Builders Risk Policy or completion and handover of the Plant to Borrower ensuring that there is no gap in coverage, and shall be maintained in effect at all times until the Termination Date.
     4.1 Property / Machinery Breakdown. Property “all risk” insurance on a form acceptable to the Credit Provider, providing coverage for the Project, on a replacement cost basis (with no deduction for depreciation or coinsurance clause) and for, but not limited to, the perils of fire, lightning, windstorm, flood and earthquake (including sinkhole and subsidence), strike, riot, civil commotion, vandalism and malicious mischief insuring the buildings, structures, machinery, equipment, facilities, fixtures and other properties constituting a part of the Project and property of others, such as grain storage facilities, and rail cars for which the Borrower has responsibility to insure. Sub limits are permitted, but for not less than standard industry practice, for inland transit (for full replacement cost of the single transit), removal of debris/cost of cleanup, offsite storage (for full replacement cost of equipment or product/feedstock in storage), expediting expense, flood (for not less than $100,000,000) and earthquake (for not less than $100,000,000) and such other coverages customarily sub-limited in reasonable amounts consistent with current industry practice with respect to similar risks and acceptable to the Credit Provider.

          The Property “all risk” policy shall include, unless provided under a separate policy, machinery breakdown (boiler and machinery) coverage on a “comprehensive” basis with limits of not less than the full replacement cost on all the insured objects. In the event “all risk” property coverage and the machinery breakdown coverage are not written in the same policy, each policy shall contain a joint loss agreement.
          All such policies shall have deductibles of not greater than $100,000 for physical damage except $250,000 for machinery breakdown and $250,000 for acts of nature (such as flood and earthquake). This coverage shall not include any annual or term aggregate limits of liability or a clause requiring the payment of additional premium to reinstate the limits after a loss except for losses caused by the perils of flood and earthquake.
     4.2 Business Interruption. Borrower shall also maintain or caused to be maintained, with respect to the Project, business interruption insurance as part of the property “all risk” insurance and machinery breakdown insurance policy with limits of not less than 12 months of projected revenues less non-continuing expenses (estimated to be $30,000,000) (to be discussed), with the 12 months indemnification period being exclusive of the deductible waiting period. The deductible or waiting period shall not exceed thirty (30) days.
          Borrower shall also maintain or cause to be maintained contingent business interruption as respects an insured loss at either facility of any single supplier or customer which would significantly affect the financial health of the Project.
     4.3 Subcontractors Insurance. Any subcontractor, prior to performing work for the Project shall arrange and maintain insurance at limits as set forth in Section 2.1, 2.2 and 2.3 (or higher if so required by the Reimbursement Documents). Such insurance supplied by the subcontractor shall:
(i)	Except for the workers compensation insurance, name Borrower and Credit Provider as additional insureds;

(ii)	Be primary as respects insurance provided Borrower and Credit Provider;

(iii)	Waive rights of subrogation against Borrower and Credit Provider;

(iv)	Continue in force until obligations of such subcontractor is fulfilled.
5.0 GENERAL CONDITIONS APPLYING TO ALL INSURANCE
     5.1 The Borrower shall promptly notify the credit provider of any claim in excess of $500,000 covered by any insurance maintained pursuant to this schedule 6.03.
     5.2 All policies of insurance required to be maintained pursuant to sections 3.1, 3.2, 3.3, 4.1, and 4.2 shall include a standard first mortgage endorsement substantially equivalent to the Lenders Loss Payable Endorsement 438BFU or New York Standard Mortgage Endorsement without contribution. all policies (other than in respect to workers compensation insurance) shall insure the interests of the credit provider regardless of any breach or violation by the Borrower of warranties, declarations or conditions contained in such policies, any action or inaction of the borrower or others, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project (the foregoing may be accomplished by the use of the Lender Loss Payable Endorsement 438BFU required above).
6.0 INDEPENDENT INSURANCE BROKER’S REPORT
On the Closing Date and annually thereafter or upon renewal of each policy, the Borrower shall furnish the Credit Provider with a report from an independent insurance broker, signed by an officer of the broker, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Schedule. In addition the Borrower will advise the Credit Provider in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Borrower which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Borrower pursuant to this Schedule 6.03.
7.0 FAILURE TO MAINTAIN INSURANCE
In the event the Borrower fails, or fails to cause the Builder, to take out or maintain the full insurance coverage required by this Schedule, the Credit Provider, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by the Credit Provider shall become an additional obligation of the Borrower to the Credit Provider and the Borrower shall forthwith pay such amounts to the Credit Provider, together with interest thereon at the Default Rate from the date so advanced.
8.0 MAINTENANCE OF INSURANCE
The Borrower shall at all times maintain the insurance coverage required under the terms of the Project Documents and may include the Operator as an insured under such insurance.
9.0 “CLAIMS MADE” POLICIES FOR CERTAIN TYPES OF INSURANCE
If any liability insurance required under the provisions of this Schedule is allowed to be written on a “claims made” basis, then such insurance shall include the following:
     9.1 The retroactive date shall be no later than the date of notice to proceed given to the Builder.
     9.2 Whenever a policy written on a “claims made” basis is not renewed or the retroactive date of such policy is moved forward, the borrower shall obtain or cause to be obtained the broadest extended reporting period coverage, or “tail coverage”, available on a commercially reasonable basis for such policy.
10.0 UNAVAILABILITY OF INSURANCE

If any insurance required herein is not available on a commercially reasonable basis, the Credit Provider shall not unreasonably withhold its agreement to waive such requirement; provided, however, that the Borrower shall first request any such waiver in writing to the Credit Provider, which request shall be accompanied by a written report prepared by an insurance broker of nationally recognized standing, certifying that such insurance required is not available on a commercially reasonable basis (and, in any case where the insurance is available but the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusion. If, after reviewing such evidence with the Insurance Consultant and the Credit Provider concurs with such report, the Borrower shall not be required to maintain such insurance until such insurance is again available on commercially reasonable terms. At any time after the granting of any such waiver, but not more often than once a year, the Credit Provider may request, and the Borrower shall furnish to the Credit Provider within fifteen (15) days after such request, a supplemental report reasonably acceptable to the Credit Provider from an independent insurance broker or the Insurance Consultant updating their prior reports and reaffirming their conclusion. It is understood that the failure of the Borrower to timely furnish any such supplement report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such condition. For the purposes of this subsection, insurance will be considered “not available and not commercially reasonable” when it is obtainable only at excessive costs which are not justified in terms of the risk to be insured and is generally not being carried by or applicable to projects or operations similar to the Project because of such excessive costs.
11.0 EROSION OF LIMIT
In the event that the insurance program evidenced for the benefit of the Project are being provided through an insurance policy which also insures other assets owned by the Borrower and the limits or sub limits are eroded or exhausted due to a loss at another location the Borrower will immediately cause limits to be reinstated or separately obtained for the benefit of the Project.

EXHIBIT 6.28
OPTIONAL REDEMPTION SCHEDULE

EXHIBIT 6.28A
OPTIONAL REDEMPTION SCHEDULE OF TAX EXEMPT BONDS

EXHIBIT 6.28B
OPTIONAL REDEMPTION SCHEDULE OF TAXABLE BONDS